CONTRIBUTION AND SALE AGREEMENT BY AND AMONG

THE MEMBERS OF SOUTH ENTERPRISE, LLC,

SOUTH ENTERPRISE, LLC,

THE EQUITYHOLDERS OF NUTRIBRANDS, LTDA.,

NUTRIBRANDS, LTDA.,

NUTRIBRANDS HOLDINGS, LLC,

AND

RODRIGO NOGUEIRA

DATED AS OF OCTOBER, 30 2019

THIS DOCUMENT REMAINS SUBJECT IN ALL RESPECTS TO HOLDINGS’ DUE DILIGENCE REVIEW. THIS DOCUMENT IS NOT INTENDED TO BE, AND SHALL NOT CONSTITUTE A LEGALLY BINDING AGREEMENT UNTIL EXECUTED BY ALL PARTIES HERETO.

-i-

-ii-

CONTRIBUTION AND SALE AGREEMENT

This CONTRIBUTION AND SALE AGREEMENT (this “Agreement”), dated as of October 30, 2019, is made by and among (i) South Enterprise, LLC, a limited liability company (“South Enterprise”), (ii) the members of South Enterprise listed on the signature pages hereto (each, an “SE Member” and, collectively, the “SE Members”), (iii) Nutribrands, LTDA, a limited company, is ruled by the Brazilian Law (“Nutribrands” and, collectively, with South Enterprise the “Companies” and, each, a “Company”), (iv) the equity holders of Nutribrands listed on the signature pages hereto (each, an “NB Equity Holder” and, collectively, the “NB Equity Holders” and, collectively, with the SE Members, the “SELLERs” and, each, a “SELLER”), (v) Nutribrands Holdings, LLC, a Delaware limited liability company and wholly-owned subsidiary of Verus International, Inc., (“Holdings”), (vi) Verus International, Inc., a Delaware corporation (“BUYER”), and (vii) Rodrigo Nogueira, solely in his/ capacity as the SELLER’s representative (“SELLER’s Representative”). The Companies, SELLERs, Holdings and the SELLERs Representative may be referred to herein from time to time as a “Party” and collectively as the “PARTIES”. Capitalized terms used but not otherwise defined herein have the meanings set forth in Section 1.1.

WHEREAS, SELLERs collectively own all of the issued and outstanding (a) limited liability company interests of the South Enterprise, LLC (the “SE Interests”), and (b) equity interests of Nutribrands (the “NB Interests” and, collectively, with the SE Interests and NB Interests, the “Interests”);

WHEREAS, the PARTIES desire that, subject to the terms and conditions hereof, SELLERs will contribute all of the Interests to Holdings in exchange for Units, representing in the aggregate forty-nine percent (49%) of the issued and outstanding membership interests of Holdings (the “SELLER Units”); and

WHEREAS, as soon as practicable after the execution and delivery of this Agreement and as a condition and inducement to Holdings’ willingness to enter into this Agreement, the employees of the Company set forth on Schedule A attached hereto (the “Key Employees”), have entered into executive employment agreements with Holdings or its Affiliate (the “Key Employment Agreements”).

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES hereby agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms have the respective meanings set forth below.

“Action” means any charge, complaint, litigation, hearing, investigation, audit, arbitration, suit, claim, action or proceeding by or before any Governmental Entity, mediator or arbitrator, at Law or in equity.

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Agreement” has the meaning set forth in the introductory paragraph to this Agreement.

“Ancillary Documents” has the meaning set forth in Section 3.3.

“Bank Account” has the meaning in Section 3.21.

“Basket” has the meaning set forth in Section 8.4(a).

“Business Associate” means a “business associate” as defined in 45 C.F.R. § 160.103 of HIPAA.

“Business Associate Agreement” means a written agreement between a Business Associate and a Covered Entity that satisfies the requirements set forth in HIPAA (including under 45 C.F.R. §§ 164.308(b) and 164.502(e)) and contains all elements required by HIPAA (including under 45 C.F.R §§ 164.314(a) and 164.504(e)).

“Business Day” means a day, other than a Saturday or Sunday, on which commercial banks in Washington, DC and Brazil are open for the general transaction of business.

“Business Plan” means Nutribrands’ 5-year financial business projection as presented in Schedule B.

“Holdings” has the meaning set forth in the introductory paragraph to this Agreement.

“Holdings Indemnitee” has the meaning set forth in Section 8.2(a).

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“COBRA” means Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” and “Companies” has the meaning set forth in the introductory paragraph to this Agreement.

“Company Business” has the meaning of all business activities of the Companies as required to develop, import, and sell all of its products, through utilization of all of its Trademarks, throughout the food supplement and vitamin markets.

“Company Intellectual Property” has the meaning set forth in Section 3.12(a)

“Company Material Adverse Effect” means a change, event or effect that, individually or in the aggregate, has or would reasonably be expected to (a) have a material adverse effect on the assets, Interests, condition (financial or otherwise), business, prospects or results of operations of any Company or (b) prevent, materially impair or materially delay the ability of SELLERs to consummate the Transactions; provided, however, that any adverse change, event or effect arising from or related to (i) conditions affecting the United States economy or any foreign economy generally, (ii) any national or international political or social conditions, including the engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack or otherwise, (iii) financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP (or the interpretation thereof) or (v) any change that is generally applicable to the industries or markets in which any Company operates shall not be taken into account in determining whether a “Company Material Adverse Effect” has occurred; provided that, with respect to a matter described in any of the foregoing clauses (i) – (v), such matter shall only be excluded to the extent that such matter does not have a disproportionate effect on any Company relative to other comparable entities operating in the industry in which such Company operates.

“Company Personnel” means and includes any Person who was an employee, consultant or independent contractor of any Company on the date of such hiring, solicitation, interference, or disclosure; provided, however, that a SELLER will not be deemed to have violated the non- solicitation restrictions in Section 6.6(c) if any Company Personnel responds directly to a general advertisement of another Person as long as such SELLER has no involvement or participation, either directly or indirectly, in the non-solicitation or employment of such Person (and at the written request of any Company provide an affidavit to that effect).

“Company Real Property” has the meaning set forth in Section 3.16(a).

“Company Registered IP” has the meaning set forth in Section 3.12 (f).

“Company Releasee” has the meaning set forth in Section 6.7.

“Competitor” has the meaning set forth in Section 6.6(a).

“Computer Hardware” means any computer hardware, equipment and peripherals of any kind and of any platform, including desktop and laptop personal computers, handheld computerized devices, servers, mid-range and mainframe computers, process control and distributed control systems, and network telecommunications equipment that is used internally in the operation of the Company Business.

“Computer Software” means any computer programs, including operating systems and applications for software, implementations of algorithms, and program interfaces, whether in source code or object code and all documentation, including user manuals relating to the foregoing that is used internally in the operation of the Company Business.

“Confidential Information” has the meaning set forth in Section 6.1.

“Consideration Cap” has the meaning set forth in Section 8.4(a)(ii).

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, written or oral (including any amendments and other modifications thereto).

“Covered Customer” means any client or customer of any Company during the period from January 1, 2018 through the end of the Restricted Period, and any prospective client or customer to which any Company has actively marketed or has made or has taken specific action to make a proposal within such period.

“Covered Entity” means a “covered entity” as defined in 45 C.F.R. § 160.103 of HIPAA.

“Current Assets” means each Company’s current assets (including cash) determined in accordance with GAAP, including all net trade receivables and unbilled trade receivables and excluding income Tax assets.

“Current Liabilities” means each Company’s current liabilities determined in accordance with GAAP, including, for the avoidance of doubt, all long-term or short-term deferred obligations of such Company (such as customer deposits and revenue) and excluding income Tax liabilities.

“Data” means all information and data (including all files, documents, instruments, papers, books and records), whether in printed or electronic form and whether contained in a database or otherwise owned by any Company or that has historically been, or is now, used or held for use in the operation of the Company Business as currently conducted, including, without limitation, for the purposes of clarity, all financial records, market data, current and historical trade data, Tax records (other than income Tax records), customer and other third party data, sales and promotional literature, and human resources and employee benefits data.

“Disabling Device” means computer software viruses, time bombs, logic bombs, trojan horses, trap doors, back doors, or other computer instructions, intentional devices or techniques that are designed to threaten, infect, assault, vandalize, defraud, disrupt, damage, disable, maliciously encumber, hack into, incapacitate, infiltrate or slow or shut down a computer system or any component of such computer system, including any such device affecting system security or compromising or disclosing user Data.

“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, policy, agreement or arrangement maintained, sponsored or contributed to by any Company or with respect to which any Company has any direct or indirect liability, whether contingent or otherwise.

“Environmental Laws” means all federal, state and local statutes, regulations, and ordinances concerning pollution or protection of the environment, as such of the foregoing are promulgated and in effect on or prior to the Closing Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended. “ERISA Affiliate” has the meaning set forth in Section 3.10(d).

“Excluded Liabilities” has the meaning set forth in Section 2.2.

“FDA” has the meaning set forth in Section 3.22.

“Financial Statements” has the meaning set forth in Section 3.4.

“Fraud Claims” has the meaning set forth in Section 8.4(a)(i).

“Fundamental Representations” means the representations and warranties set forth in Section 3.1(a) (Organization and Qualification), Section 3.2 (Capitalization of the Companies), Section 3.3 (Authority and Enforceability), Section 3.10 (Employee Plans), Section 3.15 (Taxes), Section 4.1 (Authority and Enforceability), and Section 4.3 (Title to Interests).

“GAAP” means United States generally accepted accounting principles, consistently applied.

“General Reps Cap” has the meaning set forth in Section 8.4(b).

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership and the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation.

“Government Person” has the meaning set forth in Section 3.20.

“Governmental Entity” means any United States or foreign (i) federal, state, local, municipal, foreign or other government, (ii) governmental or quasi-governmental entity of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal) or (iii) body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or Taxing Authority or power of any nature, including any arbitral tribunal.

“Hazardous Materials” means any (a) substance that is listed, classified or regulated in any concentration pursuant to, or forms the basis of liability under, any Environmental Law; (b) any petroleum product or by-product, asbestos or asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon; or (c) any other substance which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law.

“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations at 45 C.F.R. Parts 160, 162 and 164 et seq., as amended and supplemented by the HITECH Act, when each is effective and as each is amended from time to time.

“Holdings LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Holdings, in the form to be agreed between BUYER and SELLERS immediately after Closing.

“Indebtedness” means, with regard to any Person and without duplication, any payment obligations (a) in respect of borrowed money or evidenced by bonds, monies, debentures, loan agreements, or similar instruments or upon which interest payments are normally made; (b) under conditional sale, title retention or other agreements or arrangements creating an obligation of any Company with respect to the deferred purchase price of any property, assets or services; (c) under acceptance, standby letters of credit or similar facilities; (d) as lessee under leases that are required to be recorded as capital leases in accordance with GAAP; (e) under any interest rate swap agreements or interest rate hedge agreements, including breakage costs; (f) in respect of earn-out, contingent or similar type payments which such Person may become obligated to pay with respect to the acquisition of another Person; (g) in respect of any trade payables greater than ninety (90) days old; (h) in respect of accrued or declared but unpaid dividends or other distributions; (i) for any customer deposits; (j) in respect of any accrued management fees and other related fees or expenses payable to a SELLER or such SELLER’s Affiliates; (k) for any accrued but unpaid employer contributions to the Company’s 401k plan; (l) for any accrued but unpaid employee bonuses or similar payments (together with the employer portion of payroll, social security, unemployment or similar Taxes attributable to such obligations); (m) for any accrued but unpaid Taxes; (n) all accrued interest and prepayment penalties, premiums, costs or expenses related to the retirement of all obligations referred to in clauses (a) through (m) above; and (o) all obligations referred to in clauses (a) through (n) above of another Person that are guaranteed, directly or indirectly, by such Person or are secured by any Lien on property or assets of such Person.

“Indemnified Party” has the meaning set forth in Section 8.3(a).

“Indemnified Taxes” means any of the following Taxes with respect to a SELLER and any Company: (a) any and all Taxes for any Pre-Closing Tax Period, (b) any and all Taxes of any member of an affiliated group of which any Company is or was a member, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar provision of state, local or non-U.S. applicable Tax Law, (c) any and all Taxes of any Person imposed on any Company as a transferee or successor, by Contract (other than commercial Contracts entered into in the ordinary course of business the primary purpose of which is not related to Taxes) or otherwise, which Taxes relate to an event or transaction occurring at or before the Closing, (d) all Taxes arising in any Tax period ending after the Closing Date attributable to the inclusion of any item of income or exclusion of any item of deduction solely resulting from any breach of or inaccuracy in the representation made in Section 3.15(n), and (e) one hundred percent (100%) of any Transfer Taxes described in Section 6.2(g).

“Indemnifying Party” has the meaning set forth in Section 8.3(a).

“Information Privacy and Security Laws” means all applicable Laws and guidance issued by a Governmental Entity concerning the privacy or security of Personal Information or other confidential Data, and all regulations promulgated and guidance issued by Governmental Entities (including staff reports) thereunder, including HIPAA, the Gramm-Leach-Bliley Act, the Fair and Accurate Credit Transaction Act, the Federal Trade Commission Act, the Telephone Consumer Protection Act, the Telemarketing and Consumer Fraud and Abuse Prevention Act, state data security Laws, state data breach notification Laws, state health information Laws, state consumer protection Laws, the Children’s Online Privacy Protection Act, the Electronic Communications Privacy Act, and any applicable Laws concerning requirements for website and mobile application privacy policies and practices, call or electronic monitoring or recording or any outbound communications (including outbound calling and text messaging, telemarketing, and e-mail marketing).

“Intellectual Property” means all intellectual property rights arising from or associated with the following, whether protected, created or arising under the Laws of the United States or any other jurisdiction: (i) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress, and any other indicia of source, together with all goodwill of the Company Business symbolized thereby, and applications (including intent to use applications) to register any of the foregoing; (ii) rights in inventions and discoveries (whether or not patentable and whether or not reduced to practice), patents and patent applications, invention disclosures, and other rights of invention, worldwide, including without limitation any reissues, divisions, continuations and continuations-in-part, provisionals, reexamined patents or other applications or patents claiming the benefit of the filing date of any such applications or patents; (iii) rights in works of authorship, copyrights (registered and unregistered) and applications for registration; (iv) proprietary rights in Data and Computer Software; (v) know-how; (vi) confidential and proprietary information, including without limitation methods, processes, technical data, specifications, research and development information, technology, product roadmaps, customer lists and any other information, in each case to the extent any of the foregoing derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use (collectively, “Trade Secrets”); (vii) moral rights, publicity rights, database rights and any other proprietary or intellectual property rights of any kind or nature; and (viii) any similar proprietary, intellectual property and other rights relating to any or all of the foregoing anywhere in the world.

“Interests” has the meaning set forth in the recitals to this Agreement.

“IP Licenses” has the meaning set forth in Section 3.12(i).

“IRS” means the U.S. Internal Revenue Service.

“IT Systems” means electronic Data processing, information, record keeping, communications, telecommunications, account management, inventory management and other computer systems (including all computer programs, software, databases, firmware, hardware and related documentation) and internet websites and related content.

“Key Employees” has the meaning set forth in the recitals to this Agreement.

“Key Employment Agreements” has the meaning set forth in the recitals to this Agreement.

“Knowledge of the Companies” means the actual knowledge after due inquiry of the officers of the Company and Companies. For purposes of this definition, a person shall be deemed to have “knowledge” of a particular fact or circumstance if such person has actual knowledge thereof or if a reasonable individual in such person’s position at the Company or Companies, as applicable, should have discovered or otherwise been aware of such fact or circumstance in the ordinary course of his or her employment.

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Permit or Order that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

“Lien” means all mortgages, deeds of trust, collateral assignments, security interests, Uniform Commercial Code financing statements, conditional or other sales agreements, liens, pledges, hypothecations, claims, interference, options, rights of first refusal, preemptive rights, community property interests, restrictions of any nature, and other encumbrances on or ownership interests in the assets or properties of any Company or the Interests (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer or any other attribute of ownership of any asset), as applicable. For the avoidance of doubt, the term “Lien” shall not be deemed to include any license of rights to Intellectual Property.

“Loss” has the meaning set forth in Section 8.2(a).

“Material Contracts” has the meaning set forth in Section 3.6(a).

“Material Customer” has the meaning set forth in Section 3.18(a).

“Material Permits” has the meaning set forth in Section 3.9.

“Material Real Property Lease” has the meaning set forth in Section 3.16(a).

“Material Supplier” has the meaning set forth in Section 3.18(b).

“Measurement Period” has the meaning set forth in Section 2.5(a).

“Measurement Period” means the period beginning upon the arrival of the final products of the first transaction cycle in the Brazilian territory up to its 5th year anniversary.

“Multiemployer Plan” has the meaning set forth in Section 3(37) of ERISA.

“Non-Performance” means that the Net Income achieved during a specific year during the Measurement Period is below 70% (seventy percent) of the Business Plan (Schedule B). For measurement and distribution purposes, the cumulative Net Income shall be considered over the Measurement Period.

“Notice of Claim” means a written notice that specifies the breach of covenant, warranty or representation set forth in this Agreement or any certificate furnished under this Agreement (including the sections of this Agreement that are the subject of such breach) pursuant to which Losses are being claimed by the Indemnified Party.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other Action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Entity.

“Owned Computer Hardware” means Computer Hardware owned by any Company.

“Owned Computer Software” means Computer Software and any other software owned by any Company.

“Owned Intellectual Property” has the meaning set forth in Section 3.12(b).

“Ownership Percentage” means a percentage of the Interests held by a SELLER.

“Parties” has the meaning set forth in the introductory paragraph to this Agreement.

“PCI DSS” means the Payment Card Industry Data Security Standard, issued by the Payment Card Industry Security Standards Council, as may be revised from time to time.

“Permit” means any federal, state, local or foreign permit, grant, easement, consent, approval, authorization, exemption, license, franchise, concession, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration or qualification that is or has been issued, granted, given or otherwise made available to any Company, as applicable, by or under the authority of any Governmental Entity or other Person.

“Permitted Liens” means (i) mechanic’s, materialmen’s, carriers’, repairers’ and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith and for which appropriate reserves have been established, (ii) Liens for Taxes, assessments or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which appropriate reserves have been established, (iii) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way and similar restrictions) that do not materially interfere with any Company’s present uses or occupancy of such real property and that an accurate survey of such premises would show and (iv) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such real property and which are not violated by the current use or occupancy of such real property or the operation of the Company Business or which, individually or in the aggregate, do not materially impair the use or occupancy thereof.

“Permitted Use” has the meaning set forth in Section 6.5.

“Person” means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other similar entity, whether or not a legal entity.

“Personal Information” means (i) any information that identifies, or in combination with other information may identify, an individual, including name, address, telephone number, health information, social security number, drivers’ license number, government issued identification number, any financial account numbers or log-in information, Internet protocol addresses or other persistent device identifiers, or any other Data that can be used to identify, contact, or precisely locate an individual; (ii) any information that is governed, regulated or protected by one or more Information Privacy and Security Laws; (iii) any information that any Company receives from or on behalf of a customer of the Company; or (iv) any information that is covered by the PCI DSS or that is subject to PCI DSS.

“Post-Closing Tax Period” shall mean any taxable year (or portion thereof) commencing after the Closing Date.

“Pre-Closing Tax Period” shall mean any taxable year (or portion thereof) that ends on or before the Closing Date. For purposes of this Agreement, the amount of Tax that relates to the Pre-Closing Tax Period portion of a Straddle Period shall: (i) in the case of Taxes based on sales, receipts, gross income or net income, be deemed equal to the amount which would be payable if the Straddle Period ended on and included the Closing Date and (ii) in the case of all other Taxes, shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

“Purchase Price Allocation” has the meaning set forth in Section 6.2(i).

“Reciprocal License” means any license that requires or that conditions any rights granted in such license upon: (i) the disclosure, distribution or licensing of any other software (other than such item of software in its unmodified form); (ii) a requirement that any disclosure, distribution or licensing of any such other software (other than such item of software in its unmodified form) be at no charge; (iii) a requirement that any other licensee of the software be permitted to modify, make derivative works of, or reverse-engineer any such other software; (iv) a requirement that any such other software be redistributable by other licensees; or (v) the grant of any patent rights (other than patent rights in such item of software), including non-assertion or patent license obligations (other than patent obligations relating to the use of such item of software).

“Restricted Period” has the meaning set forth in Section 6.6(a).

“Security Risk Assessment” has the meaning set forth in Section 3.19(g).

“SELLER” has the meaning set forth in the introductory paragraph to this Agreement.

“SELLER Expenses” means, without duplication, all fees, costs and expenses (including those related to travel, legal, accounting and investment banking) authorized, performed or incurred by or on behalf of Sellers or any Company on or prior to the Closing (whether or not invoiced) in connection with the Transactions, in each case solely to the extent required to be paid or reimbursed by any Company, including (i) the fees and expenses of Sellers’ and/or any Company’s legal counsel, (ii) other accounting, Tax, professional, advisory (financial or otherwise) or consulting fees and expenses, (iii) any success, transaction, retention or change of control bonuses, severance, deferred compensation or any other payments under incentive or compensation arrangements payable to directors, managers, officers, employees or independent contractors of any Company as a result of the Closing, including the employer’s share of any payroll, social security, unemployment or similar Taxes attributable to the foregoing items and (iv) all premiums and any other fees, costs and expenses incurred by any Company or Sellers in connection with obtaining the Tail Policy.

“SELLER Indemnitee” has the meaning set forth in Section 8.2(a)(v)(A).

“SELLER Releasor” has the meaning set forth in Section 6.7.

“SELLER’s Tax Contest Claim” has the meaning set forth in Section 6.2(d).

“Straddle Period” means any Tax period which begins on or before the Closing Date and ends after the Closing Date.

“Subscription Agreement” means each Subscription Agreement to be entered into at Closing by and between Holdings and Sellers pursuant to Section 7.1(o) and Section 7.2(a).

“Subsidiary” means, with respect to any Person, a corporation or other entity of which fifty percent (50%) or more of the voting power is held, or fifty (50%) percent of the equity interests are owned, directly or indirectly, by such Person.

“Tail Policy” has the meaning set forth in Section 6.4(b).

“Tax” means (i) any tax, including any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, escheat, abandoned or unclaimed property, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, windfall profits, environmental (under Section 59A of the Code), customs, duties, real property, personal property, capital stock, social security (or similar), unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever and any interest, penalties or additions to tax in respect of the foregoing (whether disputed or not); (ii) any liability for payment of amounts described in clause (i) of any member of an affiliated group of which any Company is or was a member, including pursuant to Treasury Regulation § 1.1502-6 or any analogous or similar state, local or non-U.S. applicable Law; and (iii) any liability for the payment of amounts described in clauses (i) or (ii) as a transferee or successor, by Contract or otherwise.

“Tax Claim” has the meaning set forth in Section 6.2(d).

“Tax Return(s)” means any and all returns, statements, declarations, forms, filings, reports or any other information or filing required to be supplied to any Taxing Authority with respect to Taxes, and including any schedule thereto and any amendment thereof.

“Taxing Authority” means any Governmental Entity (domestic or foreign), including, without limitation, any state, county, locality, municipality, political subdivision or governmental agency, responsible for the imposition, assessment, administration, collection, enforcement or determination of any Tax.

“Territory” has the meaning set forth in Section 6.6(a).

“Third Party Claim” has the meaning set forth in Section 8.3(a).

“Trade Secrets” has the meaning set forth in the definition of “Intellectual Property”.

“Transactions” means the transactions contemplated by this Agreement and the Ancillary Documents.

“Transaction Cycles” means the overall time period beginning with the initial acquisition of raw materials for production and ending upon the receipt of payment by customers. For the avoidance of doubt, processes within the Transaction Cycles include, but are not limited to, the arrival of final products in the Brazilian territory, and the shipment of finished products to customers.

“Transaction Table” means the projection of use of funds to be received from Working Capital Financing during Year 1.

“Transfer Taxes” has the meaning set forth in Section 6.2(g).

“Treasury Regulation” means any final or temporary regulation promulgated under the Code.

“Use” means receipt, collection, monitoring, maintenance, creation, transmission, use, analysis, disclosure, storage, disposal, and/or security.

“Units” means units of membership interests of Holdings.

“Working Capital” means, as of any time, Current Assets minus Current Liabilities, in each case determined on a consolidated basis in accordance with GAAP.

“Working Capital Financing” has the meaning set forth in Section 2.4(a).

“Working Capital Statement” has the meaning set forth in Section 2.4(b).

ARTICLE 2

PURCHASE AND SALE

Section 2.1 Contribution and Sale of the Interests. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, SELLERs hereby contribute, assign, transfer and convey to Holdings, the Interests, as a contribution to the capital of Holdings, free and clear of all Liens, in exchange for Units representing in the aggregate 49% of the issued and outstanding membership interests of Holdings.

Section 2.2 Excluded Liabilities. SELLERs agree, jointly and severally, to be responsible and liable for, and to indemnify, defend and hold any Holdings Indemnitee (as defined in Section 8.2) harmless from, any Loss (as defined in Section 8.2) of any Seller incurred or arising on or prior to the Closing Date including any Loss incurred as a result of the transactions contemplated by this Agreement (even if the applicable SELLER is not aware of the Loss) (“Excluded Liabilities”). Excluded Liabilities will include without limitation (i) any advances made by the Company including the approximately $439,000 in advances (disclosed on the Company’s most recent financial statements as “Other Current Assets” and made by the Company to Holders (approximately $435,000) and to certain of Company’s vendors), (ii) any debt obligations of the Company and related interest obligations (including the approximately $195,000 in Short Term Notes Payable disclosed on the Company’s most recent financial statements) , and (iii) any tax obligation of the Company (including the approximately $323,000 obligation disclosed as Income Taxes Payable on the Company’s most recent financial statements). If Buyer or Holdings incurs any Loss arising out of, in connection with, or related to any Excluded Liabilities, Buyer or Holdings may offset any such Loss against any payments that may be due to any Seller under this Agreement including without limitation any payments or distributions made pursuant to Section 2.6.

Section 2.3 Closing of the Transactions. The closing of the contribution of the Interests hereunder (the “Closing”) shall take place at 10:00 a.m., Eastern time, on the date hereof (the “Closing Date”) via the electronic exchange of documents on the Closing Date, unless another time, date or place is agreed to in writing by Holdings and the SELLERs Representative.

Section 2.4 Deliveries at the Closing.

(a) Payments. At the Closing, the Initial Closing Purchase Price and such other amounts as specified below shall be paid as follows:

(i) SELLERs shall pay all SELLER Expenses to the recipients thereof, according to the Business Plan; and

(ii) BUYER shall issue the SELLER Units to SELLER in accordance with the allocation set forth on Schedule 2.4(a)(ii).

(b) Bank Accounts. At the Closing, bank accounts will be established as follows:

(i) BUYER’s Representatives, as determined by BUYER, will be added as full access signatory to all bank accounts;

(ii) BUYER with input from Holdings executives, will determine the required signatories for all bank accounts;

(iii) BUYER will establish a new operating account, whereby all funds in excess of working capital requirements will be held in such account, until required for working capital by the Companies or distributed as a capital distribution to BUYER and SELLERs.

(c) Other Deliveries. At the Closing, the closing certificates and other documents required to be delivered pursuant to ARTICLE 7 with respect to the Closing will be exchanged.

Section 2.5 Working Capital Financing Obligations of Holdings.

(a) Working Capital. From and after the Closing Date until the five (5)-year anniversary thereof , the Companies may request that Holdings make available Working Capital for Qualified Transactions (to be defined by the Parties as soon as practicable after the date hereof), Holdings may, at its option, make available to the Companies Working Capital for Qualified Transactions only, which may be provided in the form of cash, letters of credit, guaranties of obligations, products, services or payments in kind (the “Working Capital Financing”), according to the following schedule:

1) Full Performance: 100% or more	Y.1	Y.2	Y.3	Y.4	Y.5
Verus - Capital Contribution	$8,000	$-	$-	$-	$-
Destination:
Transaction Fees (Legal, Consulting, Accounting)	$1,000
Working Capital	$7,000

Of the $8,000,000 Working Capital Financing For Qualified Transactions that may be provided by the BUYER during Year 1, up to $1,000,000 can be utilized by the SELLERs to pay expenses incurred specific to this Agreement, such as legal, consulting, and accounting fees (“Transaction Fees”) and such Transaction Fees shall not exceed $1,000,000 in the aggregate.

BUYER agrees to pay such Transaction Fees within 180 days (6 months) of the Closing Date, provided 1) SELLERs have provided all vendor, customer, and any additional information to BUYER as required for BUYER to understand the business and related transaction flows of the business of the Companies, and 2) the Companies have invoiced clients that are eligible to be invoiced in respect to the Transaction Cycles within 180 days (6 months) of the Closing Date and have also received some substantial payments for these initial transactions in this period.

BUYER agrees to accelerate payment of Transaction Fees and pay $500,000 (“Tranche 1”) within 90 days (3 months) of the Closing Date and pay the remaining balance up to $500,000 (“Tranche 2”) within 180 days (6 months) of the Closing Date, provided 1) SELLERs have provided all vendor, customer, and any additional information to BUYER as required for BUYER to understand the business and related transaction flows of the Companies prior to Tranche 1 being paid by BUYER, and 2) the Companies have invoiced clients in respect to the first Transaction Cycle within 90 days (3 months) of the Closing Date and have also received some substantial payments for these initial transactions during this period, as well as continue to do so in the following Transaction Cycles, up to (but not limited) to 180 days (6 months).

BUYER’s agreement to pay such Transaction Fees in favor of SELLERs, is upon receipt of payment information up to and including, bank information of vendor recipients for electronic payments and supporting invoices for such related services. SELLERs will provide a listing of Transaction Fees to be paid by BUYER, including vendor name and bank payment information within Schedule C.

In the event the total of the Transaction Fees is less than the $1,000,000, any remaining amount will be designated as Working Capital Financing.

During Year 1, the committed Working Capital Financing by the BUYER shall be provided based upon the operational needs and supporting information provided by the SELLERs to the BUYER. BUYER agrees that such Working Capital Financing needs will be analyzed no later than five (5) business days after the receipt of the required information and funds shall be provided no later than ten (10) business days, after the approval of each transaction. In the event BUYER has not provided any Working Capital Financing, and BUYER fails to fund any Qualified Transaction that Buyer approves after written notice from the Companies and a reasonable opportunity to cure such failure, SELLERs shall have the immediate right to terminate this Agreement and the Holdings LLC Agreement. In the event BUYER has provided Working Capital Financing, and Buyer fails to fund any Qualified Transaction that Buyer approves after written notice from the Companies and a reasonable opportunity to cure such failure, BUYER, will incur a 5% penalty (“Penalty”) of the total amount of the delayed funding for such Qualified Transaction, whereby such Penalty will be added to the $8,000,000 Year 1 Working Capital Financing commitment of BUYER.

In the event the SELLER indicates a lower working capital financing need than initially indicated in the Transaction Table (Schedule B) during any specific period, such indication will not be considered waiving the rights of such initial working capital financing need, and the SELLER will have the ability to request such unused working capital from the aforementioned period during the subsequent Transaction Cycles.

The PARTIES declare and are fully aware that working capital financing, as provided for in the contract, is required to meet the established goals.

In the event SELLER requests funding for Qualified Transactions in an aggregate amount exceeding $7 million and BUYER does not approve at least $7 million of Qualified Transactions in accordance with the terms and conditions of this Agreement, and therefore does not provide the working capital required to perform a specific Transaction Cycle, SELLER shall not be liable for Non Performance, and will not be subject to the provisions of the “claw back” described in this Section.

Additionally, in the event that SELLER requests funding for Qualified Transactions during Year 1 and BUYER does not provide the requested amount of Working Capital Financing for such Qualified Transactions in Year 1, BUYER may make additional Working Capital Financing for Qualified Transactions available to the Companies during any subsequent year during the Measurement Period, which may include, if applicable, an inflation adjustment (based on a specific published inflation rate to be agreed upon by the parties). If, upon the expiration of the Measurement Period, if SELLER has requested at least $7 million in funding for Qualified Transactions and BUYER has not provided funding of at least $7 million of Working Capital Financing pursuant to this Section 2.5(a), SELLERs shall have the right to require BUYER, and BUYER shall have the obligation, pursuant to the Holdings LLC Agreement, to transfer to SELLER, Units having an aggregate value, which may include, if applicable, an inflation adjustment, (based on the value assigned to such Units as of the Closing) equal to any such shortfall in the Working Capital Financing for Qualified Transactions made available by BUYER during the Measurement Period.

In the event that the capital contribution by the PARTIES is required as a result of Non-Performance, the BUYER will not be obliged to contribute to the working capital financing, however, if the capital contribution is only made by the BUYER, such capital contribution by the BUYER will result in the dilution of the equity interest held by the SELLER. Additionally, in the event of Non-Performance, whereby any Working Capital Financing funding is made in cash by BUYER, and not satisfied by the performance of the Companies, the BUYER will be entitled to a preferred interest return in the amount of seven and one-half percent (7.5%) per annum, payable to BUYER in advance of any dividend payments to SELLERs Representative or capital distributions to BUYER or SELLERs Representative. However, in the event of recurring Non-Performance as measured against the Business Plan, BUYER and SELLER shall make efforts to discuss and address the Non-Performance issues, including amending the Business Plan, if required and agreed to by the BUYER and SELLER, with the objective to continue the partnership and keep the business operating under the terms of this Agreement. However, if the BUYER and SELLER do not reach a mutual understanding, Holdings will have the ability to terminate this Agreement.

To this end, the PARTIES shall send written notice to the other Party as follows:

(b) Statements of Working Capital. On or before the last day of the third (3rd) month immediately following each anniversary of the Closing during the Measurement Period, the SELLER will present to Holdings a statement of the Holdings calculation of the amount of Working Capital Financing made available to the Companies during each such twelve (12)-month period (each, a “Working Capital Declaration”). The SELLER, as an administrator, will provide the BUYER’s Representative and to whom access to such accounting records and other records of the Companies to the extent requested and reasonably necessary to assess the accuracy of the Statement of Working Capital (subject to the inclusion of any letters required by Holdings’ accountants). If, within ten (10) days following receipt of the Working Capital Statement for the applicable twelve (12) month period, the BUYER’s Representative fails to send to Holdings written notice of a dispute with respect to the calculations set forth in such Working Capital Declaration, then the amount of Working Capital Financing set forth in such Working Capital Declaration shall be considered as the amount of Working Capital Financing made available by Holdings for the applicable twelve (12) month period during the Measurement Period for all purposes of this Agreement. In the event that BUYER’s Representative submits written notice to Holdings within ten (10) days of the delivery of the applicable Working Capital Declaration, stating that the BUYER’s Representative opposes the calculations and specifying the basis for such objection in reasonable detail and setting forth the proposed modification to the Working Capital Declaration, the SELLER evaluate and, if appropriate, submit a new Working Capital Declaration. Any statement or objection must comply with the Business Plan established by the PARTIES and attached to this Agreement. The PARTIES shall cooperate in good faith to resolve any such dispute. To the extent any such dispute is unable to be resolved by the PARITES, each party will be entitled to pursue the remedies available to it under law or in equity.

(c) Operation of the Company Business during the Measurement Period; Clawback of Units. Notwithstanding anything to the contrary herein and for purposes of clarity, from and after the Closing, Holdings (i) shall have sole discretion with respect to the operation and management of the Company Business and (ii) shall be under no obligation to engage in any activities outside the ordinary course of business in order to increase the financial performance of any of the Companies; provided, that, from and after the Closing until the end of the Measurement Period, Holdings covenants and agrees (a) to maintain the Company Business as a separate and standalone business unit, (b) to cause the Companies to maintain separate books and records, (c) to provide reasonable access, upon advance written request, to such books and records referenced in clause (b) above to the SELLERs Representative, (d) to reasonably cooperate with the SELLERs Representative to estimate expenses to be allocated to the Company Business for purposes of determining the Companies’ financial performance during the Measurement Period and (e) not to take or omit to take, and shall cause its Affiliates (including the Companies) not to take or omit to take, any action intentionally designed to undermine the Companies’ ability to achieve financial benchmarks set forth in the Companies’ projections attached hereto as Schedule B (the “Projections”); provided, further, that Holdings, the Companies and their Affiliates shall be deemed to have complied with this clause to the extent that any action taken by Holdings, any Company or any Affiliates thereof is required by applicable Law. If, upon the expiration of the Measurement Period, the Companies fail to meet or exceed the Projections with respect to the end of the Measurement, Holdings shall have the right to redeem or Buyer will have the right to acquire, and the SELLERs shall have the obligation to transfer, pursuant to the Holdings LLC Agreement, SELLER Units having an aggregate value (based on the value assigned to the SELLER Units at the Closing) equal to the amount of the shortfall of the actual revenue of the Company for the trailing twelve (12)-month period ending on the fifth (5th) anniversary of the Closing date and the projected revenue for such trailing (12)- month period included in the Projections.

The PARTIES may establish an Operating Committee for the strategic management of Holdings, with the participation of the SELLER being mandatory, considering that it is the principal administrator of the Companies and the executor of the business strategy defined in the Business Plan. In the absence of an Operating Committee, in the event a strategic decision or decision that would result in a deviation to the Business Plan, SELLER will obtain the prior consent of the BUYER.

By the fifth (5th) calendar day of each month, the SELLER must report to the BUYER, the financial results of the Companies for the preceding month and any additional periods as required by BUYER. Immediately subsequent to closing of this Agreement, BUYER will advise the specific financial information required.

Section 2.6 Distributions to SELLERs and BUYER.

(a) Distributions to SELLERs. Beginning one (1)-year after the Closing Date until the five (5)-year anniversary thereof (such period the “Distribution Period”), SELLERs shall have an opportunity to receive an annual preferred dividend (“Dividend”), up to $4,500,000 per fiscal year, totaling no more than $18,000,000 over the Distribution Period, based upon the cumulative consolidated financial performance (“Financial Performance”) of the Companies. Such Financial Performance must initially achieve at least 100% of the Business Plan for the Dividend to become earned and payable to SELLERs. Additionally, each annual dividend will be determined and paid by the Free Cash Flow (“FCF”) of the Companies Financial Performance, whereby the payment amount of each earned annual Dividend will not exceed the annual FCF. Subject to the preceding sentence, if the amount paid in any fiscal year is less than the maximum amount established for such fiscal year, then the maximum amount for the subsequent year will be increased by the amount of such “shortfall.” Each Dividend will be determined at the end of each fiscal year utilizing the cumulative net income of the Companies, and be paid by Holdings immediately upon completion of the annual financial statement audit by BUYER’s PCAOB registered public accounting firm. After the initial Financial Performance of the Companies achieves 100% of the Business Plan, in order for the Dividend to continue to be earned and payable, the Financial Performance of the Companies must achieve at least 70% of the annual Business Plan. Additionally, although the financial performance of each fiscal year will determine the annual Dividend earned and payable, the Financial Performance over the five (5)-year period within the Business Plan, will determine the final Dividend earned and due to SELLERs. For example, in the event the Companies achieve 100% of the Business Plan during fiscal years one (1) through five (5), an example of the FCF, earned Dividend, payment and payment shortfall of such earned Dividend, and subsequent payment of Dividend shortfall are as follows:

						USD 000
NUTRIBRANDS - Business Plan	Y.1	Y.2	Y.3	Y.4	Y.5	Total
Revenue	$18,430	$42,241	$69,741	$100,994	$135,584	$366,989
Net Income	$1,533	$5,870	$13,203	$23,839	$35,777	$80,222

1) Full Performance: 100% or more	Y.1	Y.2	Y.3	Y.4	Y.5
Verus - Capital Contribution	$8,000	$-	$-	$-	$-
Destination:
Transaction Fees (Legal, Consulting, Accounting)	$1,000
Working Capital	$7,000

2) WC Financing Obligations and Dividend Distribution: Years 2 to 5						Total
Net Income - Actual (100%)	$1,533	$5,870	$13,203	$23,839	$35,777	$80,222
Recap (working capital/Capex)	$447	$4,070	$4,818	$5,615	$6,200	$21,150
Free Cashflow (FCFF)	$1,086	$1,800	$8,385	$18,224	$29,577	$59,072
Cash Out Provision - Rodrigo (100%)	$-	$4,500	$4,500	$4,500	$4,500	$18,000
Cash Out Payment to Rodrigo (Dividends)	$-	$1,800	$4,500	$4,500	$4,500	$15,300
Deficit	$-	$-2,700	$-	$-	$-	$-2,700
Add.Cash Out Rodrigo (previous period)	$-	$-	$2,700			$2,700
Balance of Profit - Further Distribution	$1,086	$-	$1,185	$13,724	$25,077	$41,072
Verus - 51%	$554	$-	$604	$6,999	$12,789	$20,947
Rodrigo - 49%	$532	$-	$581	$6,725	$12,288	$20,125

Additionally, for example, in the event the Companies achieve 70% of the Business Plan during fiscal years one (1) through five (5), an example of the FCF, earned Dividend, payment and payment shortfall of such earned Dividend, and subsequent payment of Dividend shortfall are as follows:

						USD 000
NUTRIBRANDS - Business Plan	Y.1	Y.2	Y.3	Y.4	Y.5	Total
Revenue	$18,430	$42,241	$69,741	$100,994	$135,584	$366,989
Net Income	$1,533	$5,870	$13,203	$23,839	$35,777	$80,222

1) Partial Performance: 70%	Y.1	Y.2	Y.3	Y.4	Y.5
Verus - Capital Contribution	$8,000	$-	$-	$-	$-
Destination:
Transaction Fees (Legal, Consulting, Accounting)	$1,000
Working Capital	$7,000

2) WC Financing Obligations and Dividend Distribution: Years 2 to 5						Total
Net Income - Actual (70%)	$1,073	$4,109	$9,242	$16,687	$25,044	$56,155
Recap (working capital/Capex)	$447	$4,070	$4,818	$5,615	$6,200	$21,150
Free Cashflow (FCFF)	$626	$39	$4,424	$11,072	$18,844	$35,005
Cash Out Provision - Rodrigo (70%)	$-	$3,150	$3,150	$3,150	$3,150	$12,600
Cash Out Payment to Rodrigo (Dividends)	$-	$39	$3,150	$3,150	$3,150	$9,489
(Deficit) / Additional Cash Out	$-	$-3,111	$-	$-	$-	$-3,111
Add.Cash Out Rodrigo (previous period)	$-	$-	$1,274	$1,837		$3,111
Balance of Profit - Further Distribution	$626	$-	$0	$6,085	$15,694	$22,405
Verus - 51%	$319	$-	$0	$3,103	$8,004	$11,427
Rodrigo - 49%	$307	$-	$0	$2,982	$7,690	$10,979

(b) Distributions to SELLERs and BUYER. Upon the completion of the first fiscal year of Financial Performance, any balance of FCF remaining after meeting the requirements of 1) the Companies working capital and capex requirements and 2) the Dividends to SELLERs as outlined within Section 2.6(a), will be distributed to BUYER and SELLERs (“Distributions”) in accordance with their ownership percentages of Holdings, which as of the date of the Closing Date will be 51% to BUYER and 49% to SELLERs. For example, in the event the Companies achieve 100% or no less than 70% of the Business Plan during fiscal years one (1) through five (5), an example of the related FCF, earned and paid Dividends, and earned and paid Distributions are outlined within each of the respective tables within Section 2.6(a).

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SELLERs and the Companies hereby represent and warrant to Holdings as of the date hereof as follows:

Section 3.1 Organization and Qualification.

(a) Each Company is duly qualified or licensed to transact business and is in good standing in each jurisdiction in which the properties and/or assets owned, leased, subleased or operated by it, or the nature of the business conducted by it, makes such qualification or licensing necessary. Each Company has delivered or made available to Holdings correct and complete copies of the certificate of formation and limited liability company agreement (or equivalent documents) of each Company (as amended to date). The minute books (containing the records of meetings of the members (or equivalent thereof), the board of managers (or equivalent thereof), and any committee of the board of managers (or equivalent thereof), if any) of each Company that have been made available to Holdings are correct and complete in all material respects. No Company is in default under or in violation of any provision of its certificate of formation or limited liability company agreement (or equivalent documents).

(b) The address of each Company’s principal office and all of each Company’s additional places of business are listed on Schedule 3.1(b). Except as set forth on Schedule 3.1(b), during the past five (5) years, no Company has been known by or used any company, fictitious or other name in the conduct of its business or in connection with the use or operation of its assets.

(c) Schedule 3.1(c) lists all current managers and officers of each Company, showing each such person’s name and position(s).

Section 3.2 Capitalization of the Companies.

(a) All of the authorized and issued and outstanding equity securities of the Companies as of the date hereof are set forth on Schedule 3.2. SELLERs, collectively, are the sole record and beneficial owners of the Interests. As of the date hereof, each SELLER holds of record and beneficially the Interests of each Company set forth opposite such SELLER’s name on Schedule 3.2. None of the Interests are certificated.

(b) The Interests held by SELLERs and to be delivered to Holdings pursuant to this Agreement comprise all of the Companies’ issued and outstanding equity securities, and the Interests have been duly authorized and validly issued, are fully paid and non-assessable and were not issued or transferred in violation of any preemptive rights or rights of first refusal or first offer. All of the Interests and other securities of the Companies have been granted, offered, sold, issued, redeemed and transferred, as applicable, in compliance with all applicable securities Laws. Except as set forth on Schedule 3.2(b), there are no outstanding or authorized (i) equity securities of any Company other than the Interests, (ii) securities of any Company convertible into or exchangeable for, at any time, equity securities of any Company, (iii) options, warrants or other rights to acquire from any Company and no obligations of any Company to issue, any equity securities or securities convertible into or exchangeable for equity securities of any Company, (iv) equity appreciation, phantom equity or similar rights with respect to any Company, or (v) voting trusts, proxies, limited liability company agreements or any similar agreements, or any other agreements or understandings with respect to the voting of the Interests.

(c) There are no preemptive rights or rights of first refusal or first offer, nor are there any Contracts or restrictions to which any Company or any SELLER is a party or by which any Company or any SELLER is bound relating to any of the Interests or any other equity securities of any Company, whether or not outstanding.

(d) None of the Companies (i) has and has had any Subsidiaries, or (ii) directly or indirectly, owns, nor has ever owned, or otherwise had the right to acquire any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, at any time, any equity or similar interest in, any Person.

Section 3.3 Authority and Enforceability. Each Company has the requisite limited liability company power or corporate power (or equivalent power) and authority to execute, deliver and perform its obligations under this Agreement and each other agreement, document, instrument, schedule and/or certificate contemplated by this Agreement to be executed in connection with the Transactions (the “Ancillary Documents”) and to consummate the Transactions. The execution, delivery and performance of this Agreement, the Ancillary Documents to which each Company is a party and the consummation of the Transactions have been duly authorized by all necessary limited liability company action or corporate action (or equivalent action) on the part of such Company, and no other action on the part of any Company or any other Person is necessary to authorize the execution and delivery of this Agreement, the Ancillary Documents, the performance of any Company hereunder and thereunder, and the Transactions. This Agreement and each of the Ancillary Documents to which any Company is a party have been duly executed and delivered by such Company and constitutes a valid, legal and binding agreement of such Company (assuming that this Agreement and the Ancillary Documents to which such Company is a party have been duly and validly authorized, executed and delivered by Holdings or the applicable counterparty), enforceable against such Company in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including, specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 3.4 Financial Statements. Attached hereto as Schedule 3.4 are true and complete copies of the following financial statements (such financial statements, the “Financial Statements”):

(a) the unaudited balance sheets of each Company as of December 31, 2017 and December 31, 2018 (such balance sheet for the fiscal year ended December 31, 2018, the “Latest Balance Sheet”), and the related unaudited statements of income, changes in equity and cash flows for each of the fiscal years then ended.

(b) the unaudited balance sheet of each Company as of September 30, 2019, and the related unaudited statements of income, changes in equity and cash flows for the nine (9) month period then ended.

(c) Except as set forth on Schedule 3.4(c), the Financial Statements (i) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and normal year-end adjustments (which in the aggregate are not material to any Company) and (ii) fairly present, in all material respects, the consolidated financial position of the applicable Company as of the dates thereof and their consolidated results of operations for the periods then ended and normal year-end adjustments (which in the aggregate are not material to any Company).

(d) All capital expenditures by any Company since the Latest Balance Sheet have been made at least in amounts which are in the ordinary course of business consistent with past practice. No material capital expenditure has been delayed or withheld.

(e) The accounting controls of each Company have been and are sufficient to provide reasonable assurances that (i) all transactions are executed in accordance with management’s general or specific authorization and (ii) all transactions are recorded as necessary to permit the accurate preparation of financial statements in accordance with GAAP and to maintain proper accountability for related items.

(f) No Company has any Indebtedness or liabilities of any nature, whether or not required by GAAP to be included on such Company’s balance sheet except for: (i) liabilities specifically reflected or reserved against on the Latest Balance Sheet or disclosed on Schedule 3.4(f); and (ii) liabilities that have otherwise arisen in the ordinary course of business consistent with past practice since the date of the Latest Balance Sheet that are not, individually or in the aggregate, material to such Company.

(g) All accounts receivable of each Company have arisen from bona fide transactions in the ordinary course of business, are carried at values determined in accordance with GAAP, are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Financial Statements, and are payable on ordinary trade terms. All material reserves, allowances and discounts with respect to the accounts receivable of each Company were and are adequate and consistent in extent with reserves, allowances and discounts previously maintained by such Company in the ordinary course of business. There are no material disputes or rights of setoff with respect to any of the accounts receivable of any Company that have not been reserved for on the Financial Statements. All accounts payable of each Company are reflected in the books and records of such Company. There are no accounts payable of any Company (i) for purchases in excess of usual requirements, (ii) that did not arise in the ordinary course of business, or (iii) that are materially past due. All accounts payable of each Company are appropriately reserved for and recorded in accordance with GAAP and reflected in the Financial Statements.

Section 3.5 Consents and Approvals; No Violations. Except as set forth on Schedule 3.5, no notices to, filings with, or authorizations, consents or approvals of any Person or Governmental Entity are necessary for the execution, delivery or performance by any Company of this Agreement or the Ancillary Documents to which such Company is a party or the consummation by such Company of the Transactions. Neither the execution, delivery or performance by any Company of this Agreement or the Ancillary Documents to which such Company is a party nor the consummation by such Company of the Transactions (a) contravene, conflict with or result in any breach of any provision of such Company’s Governing Documents, (b) except as set forth on Schedule 3.5, result in a violation or breach of, or cause acceleration, termination, or modification of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration) under any of the terms, conditions or provisions of any Material Contract, Material Real Property Lease or Material Permit, (c) contravene, conflict with or result in a violation any Order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over such Company or any of its respective properties or assets or (d) result in the creation of any Lien (other than a Permitted Lien) upon any of the assets of any Company.

Section 3.6 Material Contracts.

(a) Except as set forth on Schedule 3.6(a) (collectively, the “Material Contracts”) and except for this Agreement and except for any Material Real Property Lease (to the extent set forth on Schedule 3.17(a)), as of the date of this Agreement, no Company is a party to or bound by any:

(i) Contract with a customer of such Company that generated revenues for such Company in excess of $25,000 during the 12-month period ended June 30, 2019;

(ii) Contract pursuant to which such Company paid to any supplier, vendor or similar Person in excess of $5,000 during the twelve (12)-month period ended June 30, 2019;

(iii) Contracts that impose any post-Closing Date obligations on such Company in excess of $5,000 on an annual basis, including, without limitation, any vendor or third party agreements that names Holdings or any of its Affiliates, other than such Company, as a contracting party and which impose any obligation on such Company’s respective post-Closing business operations;

(iv) Contract with any current or former officer, individual employee or independent contractor on a full-time, part-time, consulting or other basis (A) providing annual compensation in excess of $0, (B) providing severance compensation or benefits, (C) providing for the payment of any separation, change in control, parachute payment, retention, sale or similar bonuses, or any other cash, compensation or benefits, as a result of the execution of this Agreement, the Ancillary Documents or the consummation of the Transactions, (D) providing any pension or profit sharing benefits or deferred or other compensation (including any bonuses or other remuneration and whether in cash or otherwise) or (E) that restricts the ability of such Company to terminate the employment of any employee or the consulting agreement, independent contractor agreement or similar agreement of any Person at any time for any lawful reason or for no reason without liability (including severance obligations);

(v) Contract constituting an Employee Benefit Plan;

(vi) Contract or indenture relating to (a) Indebtedness or undrawn letters of credit, (b) the mortgaging, pledging or otherwise placing of a Lien on any material asset or group of assets of such Company or (c) guaranteeing the obligations of any other Person under any Contract;

(vii) Contract under which such Company has advanced or loaned any other Person amounts in the aggregate exceeding $0;

(viii) lease, sublease or license, either as lessee, sub lessee or licensee, or as lessor, sublessor or licensor, of any tangible property (other than real property), personal property or intangibles, including capital leases, owned by any other Person, except for any lease or agreement under which the aggregate annual rental payments do not exceed $0;

(ix) lease, sublease or license or agreement under which such Company is lessor of or permits any third party to hold or operate any tangible property (other than real property), owned or controlled by such Company, except for any lease or agreement under which the aggregate annual rental payments do not exceed $0;

(x) partnership agreements, joint venture agreements or similar agreements relating to such Company or any other Contract that involves a sharing of profits, losses, costs or liabilities by such Company with any other Person;

(xi) Contract prohibiting such Company from freely engaging in any material business, including restrictions on such Company’s ability to compete in any line of business in any geographic area during any period of time;

(xii) collective bargaining agreement, labor Contract or other written agreement or arrangement with any labor union or any employee organization;

(xiii) Contract that grants any rights of first refusal, rights of first negotiation or other similar rights to any Person with respect to the sale of such Company;

(xiv) Contract that (a) requires such Company to purchase its total requirements of any product or service from a third party, (b) contains “take or pay” provisions, or (c) contains a minimum supply commitment for such Company or pursuant to which such Company is reasonably expected to sell in any twelve (12) month period, in the aggregate, a minimum of any amount of products or services;

(xv) Contract containing any “most-favored nation” pricing or similar pricing terms or provisions;

(xvi) Contract providing for the indemnification by such Company of any Person or the assumption of any Tax, environmental or other liability of any Person, including any officer, manager, employee, or agent of such Company (other than commercial Contracts entered into in the ordinary course of business with such Company’s vendors, customers or partners);

(xvii) Contract which is a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contract which involves payments in excess of $0;

(xviii) Contract which contains any “change in control” provisions, which would be triggered by the execution, delivery of this Agreement or consummation of the Transactions, including any right of termination, right of payment or acceleration of any other right under such Contract;

(xix) Contract with any Governmental Entity;

(xx) Contract which contains a power of attorney;

(xxi) Contract between or among such Company, on the one hand, and a SELLER or any Affiliate of a SELLER (other than such Company), on the other hand;

(xxii) Contract, plan or arrangement providing for any bonus, stock option, stock ownership, stock purchase, stock appreciation right, or any other phantom or synthetic equity of such Company;

(xxiii) Contract relating to the settlement of any material Action involving such Company that (a) obligates, or, since January 1, 2014, has obligated, such Company to pay any amount; or (b) restricts the operations of the business of such Company;

(xxiv) Contract that relates to (a) the disposition or acquisition of material assets, business, securities or properties by such Company, or any merger or business combination with respect to such Company within the past five (5) years, or any equity or debt investment in or any loan to any Person which remains outstanding, (b) the purchase or sale of assets outside of the ordinary course of business for aggregate consideration payable to or by such Company of $0 or more or (c) the payment of any “earn-out” obligations;

(xxv) Contract with respect to any Intellectual Property or other intangible property granted or made to such Company, or granted or made by such Company to any other Person, except for licenses, sublicenses or other agreements with respect to generally commercially available, off-the-shelf software programs;

(xxvi) other Contract that involves the future expenditure, payment or receipt of more than $0 in the aggregate; or

(xxvii) any amendment, supplement or modification with respect to any of the foregoing.

(b) Each Company has made available to Holdings complete and accurate copies of each of such Company’s written Contracts required to be set forth on Schedule 3.6(a) and has provided Holdings written summaries of the material term of all oral Contracts of such Company set forth on Schedule 3.6(b). Except as set forth on Schedule 3.6(b), each Material Contract is valid and binding on the Company party thereto and enforceable in accordance with its terms against such Company and, to the Knowledge of the Companies, each other party thereto. Each Company has performed all material obligations required to be performed by it to date under the Material Contracts to which it is a party, and there exists no breach, default, event or condition that (with or without the lapse of time or the giving of notice, or both) would (a) result in a material breach or default under any Material Contract (which default or breach has not been cured), (b) result in a termination thereof or (c) would cause or permit the acceleration or other changes of any material right or obligation or the loss of any material benefit thereunder. To the Knowledge of the Companies, there exists no breach, default, event or condition that would (with or without the lapse of time or the giving of notice, or both) result in the breach or default by any other party under any Material Contract. Except as set forth on Schedule 3.6(b), during the past two (2) years, no Company has received notice of any default under any Material Contract.

Section 3.7 Absence of Changes. Except as set forth on Schedule 3.7, since December 31, 2018, (i) there has not been any event, change, occurrence or circumstance that has had or would reasonably be expected to have a Company Material Adverse Effect and (ii) each Company has conducted its business in the ordinary course substantially consistent with past practices. Without limiting the generality of the foregoing, since the date of the Latest Balance Sheet, no Company has done any of the following:

(i) took or omitted to take any action that would reasonably be expected to result in a Company Material Adverse Effect;

(ii) acquired or agreed to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person other than the acquisition of assets;

(iii) amended, extended, renewed or terminated any Material Contract or Material Real Property Lease, other than pursuant to the terms thereof or statements of work entered into in the ordinary course of business that are reflected on Schedule 3.6(a);

(iv) amended or entered into any (A) plan, policy, program, agreement or arrangement that would constitute an Employee Benefit Plan if it were in effect on the date hereof (except as required by Law), (B) employment agreement, except in the ordinary course of business, written or oral, or modify the terms of any existing employment agreement or (C) collective bargaining agreement;

(v) (A) increased in any material respect the base compensation of any of its employees, other than increases in the ordinary course of business, (B) paid any bonus to any officer, manager, director, employee or agent, (C) granted any other increase in compensation in any other form to any officer, manager, director, employee or agent, or (D) entered into, adopted or amended any profit sharing, stock option or other equity compensation, severance or deferred compensation plan, policy, agreement or arrangement for the benefit of any officer, director, manager, employee, agent, consultant or Affiliate of the Company;

(vi) incurred any Indebtedness in excess of $0 in the aggregate, except (x) Current Liabilities incurred in the ordinary course of business and included in the calculation of Closing Working Capital, (y) borrowings under the Credit Facilities and (z) obligations under Contracts entered into in the ordinary course of business, or (B) incurred, assumed, guaranteed or otherwise become directly or indirectly liable with respect to any liability or obligation (whether absolute, accrued, contingent or otherwise and whether direct or indirect, or as guarantor or otherwise with respect to any liability or obligation of any other Person), except in the ordinary course of business;

(vii) proposed or approved the issuance of any equity or other securities (including any warrant to purchase or subscribe for any of such securities or any securities convertible into such securities) or the granting of any option to purchase any such securities;

(viii) adopted any amendments to its Governing Documents;

(ix) sold, leased, licensed, exchanged, mortgaged, pledged, transferred or otherwise disposed of any material assets outside the ordinary course of business;

(x) made, changed or revoked any Tax election (except in the ordinary course of business), amended any Tax Return or taken any position on any Tax Return inconsistent with past practice, changed any Tax accounting period or method of such Company, settled or otherwise resolved any Tax proceeding or Tax dispute of such Company, waived any claim to a Tax refund of such Company, or extended or waived any statute of limitations with respect to any Taxes of such Company;

(xi) other than in connection with the Transactions, (A) redeemed, repurchased or otherwise reacquired any of its equity securities or any securities or obligations convertible into or exchangeable for any of its equity securities, or any options, warrants or conversion or other rights to acquire any of its equity securities or any such securities or obligations; (B) liquidated, dissolved or effected any reorganization or recapitalization; or (C) split, combined or reclassified any of its equity securities or issued or authorized or proposed the issuance of any other securities in respect of, in lieu of, or in substitution for, its equity securities;

(xii) except for the Permitted Liens, caused or permitted any Lien to be imposed upon any of its assets, tangible or intangible, that are material, either individually or in the aggregate, to the Company Business or upon the Interests;

(xiii) made any capital expenditure, capital addition or capital improvement (or series of related capital expenditures, additions or improvements) outside the ordinary course of business;

(xiv) granted any license or sublicense of any rights under or with respect to any Intellectual Property that is material, either individually or in the aggregate, to the Company Business;

(xv) declared, set aside, or paid any dividend or made any distribution with respect to the Interests (whether in cash or in kind), except for customary distributions for the purpose of the payment of Taxes on equity securities;

(xvi) made any payment or loan to, or entered into any Contract or amendment thereto, or other transaction with, any of its directors, managers, officers, employees, Affiliates or SELLERs, or any of their respective Affiliates, except as expressly contemplated by any Employee Benefit Plan or applicable Law;

(xvii) amended, canceled, compromised, waived or released any right or claim (or series of related rights and claims) outside the ordinary course of business, accelerated the collection of accounts receivable or delayed payment of accounts payable;

(xviii) paid, discharged, satisfied or settle any material liabilities, except the payment, discharge, satisfaction or settlement of liabilities in the ordinary course of business;

(xix) suffered any damage, destruction or casualty loss with respect to any property which has resulted in, or reasonably would be expected to result in, a material liability to such Company;

(xx) made any material changes in accounting principles, practices or methods except as required by changes during such period in Law or GAAP; or

(xxi) agreed in writing or otherwise to do anything contained in this clause (c).

Section 3.8 Litigation. Except as set forth on Schedule 3.8, there is, and for the past five (5) years there has been, no (a) Action pending or, to the Knowledge of the Companies, threatened against any Company, its managers, officers or any of the SELLERs before any Governmental Entity or (b) outstanding Order against any Company or applicable to any of its properties, assets, officers, or directors (in their capacity as such). Except as set forth on Schedule 3.8, no Company is subject to any outstanding Order. There are no Actions pending or threatened against any Company or to which any Company is otherwise a party relating to, or seeking to restrain such Company or a SELLER from entering into this Agreement or any other Ancillary Document or consummating the Transactions.

Section 3.9 Compliance with Applicable Law. Except as set forth on Schedule 3.9, each Company holds, and for the past five (5) years has held, all material Permits, licenses, approvals, certificates and other authorizations of and from all, and have made all declarations and filings with, Governmental Entities necessary for (a) the lawful conduct of the Company Business as presently and historically conducted and (b) the use and operation of its assets (the “Material Permits”). Each Material Permit, including all renewals and amendments thereof, is set forth on Schedule 3.9. No Company is in default or violation of any Material Permit to which it is a party, and all Material Permits are valid and in full force and effect and collectively constitute all Permits necessary to enable each Company to conduct the Company Business in the manner in which it is presently and has historically been conducted by such Company. No Action is pending or, to the Knowledge of the Companies, has an Action been threatened to revoke, suspend, cancel or adversely modify any Material Permit. Except as set forth on Schedule 3.9, as of the date of this Agreement, the Company Business is operated, and for the past five (5) years has been operated, in compliance with all applicable Laws and Orders, except for noncompliance that individually or in the aggregate would not be material to any Company. Except as set forth on Schedule 3.9, as of the date of this Agreement, there is no, and for the past five (5) years there has been no, Action pending or, to the Knowledge of the Companies, threatened by any Governmental Entity with respect to any alleged violation by any Company of any Law or Order.

Section 3.10 Employee Plans.

(a) Schedule 3.10(a) provides a complete and correct list of all Employee Benefit Plans.

(b) Except as set forth on Schedule 3.10(b), no Employee Benefit Plan is a Multiemployer Plan or a plan that is subject to Title IV of ERISA, and no Employee Benefit Plan provides health or other welfare benefits to former employees of any Company other than health continuation coverage pursuant to COBRA at the individual’s expense.

(c) Except as set forth on Schedule 3.10(c), each Employee Benefit Plan has been established, maintained and administered in compliance in all material respects with the applicable requirements of ERISA, the Code and any other applicable Laws. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or is the subject of a favorable opinion letter from the IRS on the form of such Employee Benefit Plan and, to the Knowledge of the Companies, there are no facts or circumstances that would be reasonably likely to adversely affect the qualified status of any such Employee Benefit Plan. All contributions and premiums required by applicable Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have been timely made (without regard to any waivers granted with respect thereto) to any funds or trusts established thereunder or in connection therewith.

(d) Neither any Company nor any other entity which, together with any Company, would be treated as a single employer under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) contributes to or has in the past five (5) years sponsored, maintained, contributed to or had any liability in respect of any defined benefit pension plan (as defined in Section 3(35) of ERISA), plan subject to Section 412 of the Code, Section 302 of ERISA or Title IV of ERISA or Multiemployer Plan and no such liability, to the Knowledge of the Companies, is reasonably expected to be incurred by any Company or any ERISA Affiliate.

(e) No Company has engaged in any transaction with respect to any Employee Benefit Plan that would be reasonably likely to subject such Company to any material Tax or penalty (civil or otherwise) imposed by ERISA, the Code or other applicable Law. No Action or other claim with respect to any Employee Benefit Plan (other than routine claims for benefits) that, individually or in the aggregate, has resulted or would reasonably be expected to result in material liability to any Company is pending or, to the Knowledge of the Companies, threatened. Each Employee Benefit Plan providing for deferred compensation that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code and applicable regulations) complies in all material respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder.

(f) The execution and delivery of this Agreement and the consummation of the Transactions will not (i) increase the compensation or benefits payable under any Employee Benefit Plan, (ii) result in any acceleration of the time of payment or vesting of any benefits payable under any Employee Benefit Plan or otherwise accelerate or increase any liability of any Company under any Employee Benefit Plan, (iii) create any limitation or restriction on the right of any Company to merge, amend or terminate any Employee Benefit Plan, or (iv) result in the payment of any amount that could, individually or in combination with any other such payment, constitute an “excess parachute payment,” as defined in Section 280G(b)(1) of the Code.

(g) With respect to each Employee Benefit Plan, each Company has made available to Holdings copies, to the extent applicable, of (i) the plan and trust documents and the most recent summary plan description, (ii) the most recent annual report (Form 5500 series), (iii) the most recent financial statements, (iv) the most recent IRS determination letter, (v) any material associated administrative agreements or insurance policies and (vi) any correspondence with any Governmental Entity.

Section 3.11 Environmental Matters.

(a) Except as set forth on Schedule 3.11:

(i) Each Company is in compliance with all Environmental Laws.

(ii) Without limiting the generality of the foregoing, each Company holds and is in material compliance with all Permits, licenses and other authorizations that are required pursuant to Environmental Laws.

(iii) No Company has received in the past five (5) years any written notice of any material violation of, or material liability (including any investigatory, corrective or remedial obligation) under any Environmental Laws.

(iv) There are, and for the past five (5) years have been, no Actions pending or, to the Knowledge of the Companies, threatened against any Company under or relating to Environmental Laws or the release, use, disposal or arranging for disposal of any Hazardous Materials on or from any real property constituting the Company Real Property.

(v) No Company has released or disposed of any Hazardous Material in a manner that has or may reasonably give rise to material liability to such Company under any Environmental Law.

(b) No Company is the subject of any outstanding Order or Contract with any Governmental Entity or Person with respect to Environmental Laws or any release or threatened released of a Hazardous Material.

Section 3.12 Intellectual Property.

(a) Schedule 3.12(a) sets forth a complete and correct list of all registered and material unregistered Intellectual Property (other than generally commercially available, off-the-shelf software programs), including any pending applications to register any of the foregoing, owned (in whole or in part) or used by any Company, identifying for each whether it is owned or used pursuant to a license by such Company (together with any non-listed off-the-shelf software, the “Company Intellectual Property”).

(b) No Company Intellectual Property that is owned by any Company (the “Owned Intellectual Property”) has been or is now involved in any opposition, cancellation, invalidation or similar Action, and, to the Knowledge of the Companies, no such Action is or has been threatened with respect to any of such Owned Intellectual Property.

(c) The Companies exclusively own all Owned Intellectual Property and have a valid right to use, pursuant to a written agreement, all other Company Intellectual Property, free and clear of any and all Liens (other than Permitted Liens). No Company has received any written notice or claim challenging its ownership of, or right to use, any of the Company Intellectual Property, nor is there a reasonable basis for any such claim.

(d) Each Company has at all times maintained the confidentiality of all its Trade Secrets, and, to the Knowledge of the Companies, no Person has gained unauthorized access or made unauthorized use of any Trade Secret owned by any Company.

(e) The Company Intellectual Property consists solely of items and rights that are (i) owned, directly or indirectly, by any Company; or (ii) Intellectual Property owned by a third party and used by any Company pursuant to a valid written license or other right. With respect to Owned Intellectual Property, the Companies own, directly or indirectly (subject only to previously granted rights and licenses disclosed in Schedule 3.12(e), the right, title and interest in and to such Intellectual Property free and clear of any Liens other than Permitted Liens. Each item of Company Intellectual Property will, upon Closing, continue to be owned and/or available for use, distribution, sale, resale, license or sublicense by the applicable Company, on terms which are identical to those pursuant to which such Company owns and/or has the right to use, distribute, sell, resell, license or sublicense, as applicable, such item as of the date hereof.

(f) All registered Owned Intellectual Property identified on Schedule 3.12(a) (“Company Registered IP”) is subsisting and valid and enforceable, and no Company has received any written notice or claim challenging the validity or enforceability of any Company Registered IP or alleging any misuse of such Company Registered IP. No Company has taken any action or failed to take any action that could reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IP (including the failure to pay any filing, examination, issuance, post registration and maintenance fees, annuities and the like and the failure to disclose any known material prior art in connection with the prosecution of patent applications).

(g) The development, manufacture, sale, distribution, provision or other commercial exploitation of products or services by or on behalf of each Company, and all of the other activities or operations of the Company Business, have not infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, and do not infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property of any third party. No Company has received any written notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution or unauthorized use is or may be occurring or has or may have occurred, nor is there a reasonable basis therefor. No Intellectual Property owned by or, to the Knowledge of the Companies, licensed to any Company is subject to any outstanding Order, judgment, decree, stipulation or agreement restricting the use or licensing thereof by such Company. To the Knowledge of the Companies, no third party is misappropriating, infringing, diluting or violating any Intellectual Property owned by or exclusively licensed to any Company.

(h) No Company has transferred ownership of, or granted any exclusive license with respect to, any Owned Intellectual Property (other than licenses granted to customers in the ordinary course of business). No loss or expiration of any Company Intellectual Property is pending or, to the Knowledge of the Companies, threatened or reasonably foreseeable.

(i) Schedule 3.12(i) sets forth a list of all Contracts under which any Company licenses any material Intellectual Property (other than commercial off-the-shelf software with a one-time or annual license fee of less than $5,000) from a third party, or licenses out any Owned Intellectual Property (together with any non-listed off-the-shelf software licenses, the “IP Licenses”). All IP Licenses are valid, binding on and enforceable against the applicable Company and the other Parties thereto. The applicable Company and, to the knowledge of the Companies, such other Parties are in material compliance with the terms and conditions of such IP Licenses. The Companies have made available to Holdings true, complete and correct copies of each IP License (including all modifications, amendments and supplements thereto and waivers thereunder).

(j) All officers, managers, employees, consultants and contractors of each Company who were involved, or are currently involved, in the development of any Company Intellectual Property have executed and delivered to such Company an agreement regarding the assignment to or ownership by such Company of all such Company Intellectual Property.

(k) Schedule 3.12(k) sets forth a list of all material IT Systems owned or licensed by each Company, excluding any “shrink wrap”, “click through” or other generally commercially available, off-the-shelf software licenses (each identified as (i) Owned Computer Hardware, (ii) Owned Computer Software, or (iii) licensed IT Systems, as the case may be). The IT Systems set forth on Schedule 3.12(k) are adequate for the operation of the Company Business as presently conducted.

(l) Except as set forth in Schedule 3.12(l), all Owned Computer Hardware and Owned Computer Software set forth on Schedule 3.12(k) are owned solely and exclusively by the Companies free and clear of all Liens (other than Permitted Liens), and all licensed IT Systems set forth in Schedule 3.12(k) are used by or on behalf of any Company pursuant to a valid and enforceable Contract.

(m) To the Knowledge of the Companies, all material Owned Computer Software (i) performs in accordance with the documentation or other written material, if any, used in connection with it in all material respects, (ii) is in machine readable form, (iii) is free of material defects in operations, and (iv) does not contain any Disabling Devices.

(n) To the Knowledge of the Companies, the source code for all material Owned Computer Software (i) will compile into object code or otherwise be capable of performing the functions described in the documentation, if any, pertaining thereto, (ii) is sufficiently documented to enable a computer software developer of reasonable skill to understand, modify, repair, maintain, compile and otherwise utilize such Owned Computer Software without reference to other sources of information and (iii) is kept confidential by the Companies.

(o) Schedule 3.12(o) identifies (i) each item of open source software that is contained in, distributed with, or used in the development of any Owned Computer Software, and (ii) for each item of open source software listed pursuant to the foregoing subsection, the name of the applicable license(s) and version number(s) relating thereto, and the applicable Computer Software to which each such item of open source Computer Software relates. No open source software is incorporated into, combined with, linked with, distributed with, provided to, or used in the development of, any Owned Computer Software in a manner that makes such Owned Computer Software subject to a Reciprocal License.

(p) There are no Actions that are pending or have been decided, or, to the Knowledge of the Companies, that have been threatened or asserted by or against any Company concerning any IT System, including any Action that such Company or another party thereto has breached any Contract relating thereto, and, to the Knowledge of the Companies, there is no valid basis for any such Actions. There exists no event, condition or occurrence which, with the giving of notice or lapse of time, or both, would constitute a breach or default by any Company, as applicable, or, to the Knowledge of the Companies, another party under any such IT System Contract. No party to any such IT System Contract has given any Company written notice of its intention to cancel, terminate or fail to renew any such IT System Contract.

(q) The Companies own or otherwise hold valid rights to use all Data used or contemplated to be used in the operation of the Company Business as currently conducted. Except as would not reasonably be expected to be, individually or in the aggregate, material to the operation of the Company Business, (i) use of the Data by any Company has not infringed or violated and does not infringe or violate, the rights of any Person, (ii) each Company has taken commercially reasonable measures to safeguard and protect from unauthorized use and disclosure of customer Data, and (iii) to the Knowledge of the Companies, there have been no security breaches or unauthorized uses or disclosures with respect to any customer Data.

Section 3.13 Labor Matters. Except as set forth on Schedule 3.13, (a) no Company has entered into or is otherwise subject to any collective bargaining agreement with respect to its employees, (b) there is no labor strike, labor dispute, or work stoppage or lockout pending or, to the Knowledge of the Companies, threatened in writing against or affecting any Company, and during the prior five (5) years none have occurred, (c) to the Knowledge of the Companies, as of the date of this Agreement, no union organization campaign is in progress with respect to any employees of any Company and no question concerning representation exists respecting such employees and (d) there is no unfair labor practice, charge, Action, arbitration or complaint pending or, to the Knowledge of the Companies, threatened against any Company and during the prior five (5) years, no unfair labor practice charge, Action, arbitration or complaint have been filed against any Company. No Company has engaged in any location closing or employee layoff activities during the two (2)-year period prior to the date hereof that would violate or in any way implicate the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local plant closing or mass layoff statute, rule or regulation. All Persons providing services to any Company that are classified by such Company as independent contractors are appropriately classified as such under all applicable Laws, rules, regulations, codes, ordinances, Orders, policies and guidelines. No individual who has performed services for any Company has been improperly excluded from participation in any Employee Benefit Plan, and no Company has any liability with respect to the misclassification of any person as exempt rather than non-exempt, as an independent contractor rather than an employee, or with respect to any employee leased from another employer. Each Company is in compliance in all material respects with all applicable Laws relating to the employment of its employees, including with respect to terms and conditions of employment, labor relations, wages and hours, equal employment opportunities, fair employment practices, immigration and occupational health and safety. To the Knowledge of the Companies, no executive, Key Employee or group of employees of any Company has indicated any plans to terminate employment with such Company before or after the date of this Agreement.

Section 3.14 Insurance. Schedule 3.14 contains an accurate and complete list of all material insurance policies (specifying the insured, the insurer, the amount of coverage, the type of insurance, the policy number, the expiration date, and the annual premium) maintained, owned or held by each Company or for the benefit of such Company as of the date of this Agreement. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received by any Company with respect to any such policy. Each Company’s insurance policies are for such amounts, and with such deductibles and against such risks and losses as are (a) sufficient for all requirements of Law and all Material Contracts and (b) reasonable for the business, assets and properties of such Company. No Company is in default in any material respect regarding its obligations under any such policies, no written notice of cancellation or termination has been received by any Company with respect to any such policy, and no refusal of coverage or any notice that a defense shall be afforded with reservation of rights or any other indication that any insurance policy is no longer in full force and effect or shall not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder has been received by any Company with respect to any such policy. There are no material claims by any Company pending under any such insurance policies as to which coverage has been denied by the underwriters thereof. Excluding insurance policies that have expired or been replaced in the ordinary course of business of any Company, no insurance policy has been canceled within the last five (5) years and no threat has been made to cancel any insurance policy of any Company during such period. No event has occurred, including the failure by any Company to give any notice or information or any Company giving any inaccurate or erroneous notice or information, which limits or impairs the rights of such Company under any such insurance policy.

Section 3.15 Tax Matters. Except as set forth on Schedule 3.15:

(a) Each Company has prepared and timely filed with the appropriate federal, state, local, and foreign Taxing Authorities all Tax Returns required to be filed with respect to such Company and has timely paid all Taxes owed or payable by it (whether or not shown as due on such Tax Returns). All Tax Returns filed with respect to each Company are true, complete and correct in all respects.

(b) Each Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and all IRS Forms W-2 and 1099 or other forms required with respect thereto have been properly completed in all material respects and timely filed.

(c) Each Company has made available to Holdings true, correct and complete copies of all Tax Returns of such Company, and examination reports and statements of deficiencies assessed against or agreed to by such Company since January 1, 2014.

(d) No Company is currently the subject of a Tax audit or examination and no Company has received any notice from a Taxing Authority indicating an intent to open an audit, examination, Action or other review or a request for information related to Tax matters.

(e) No Company has consented to extend the time, or is the beneficiary of any extension of time, in which any Tax may be assessed or collected by any Taxing Authority.

(f) No Company has received from any Taxing Authority any written notice of proposed adjustment, deficiency, underpayment of Taxes or any other such written notice which has not been satisfied by payment or been withdrawn.

(g) No claim has been made by any Taxing Authority in a jurisdiction where a Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction.

(h) No Company has any Tax Return filing obligation in any jurisdiction outside the United States or has a permanent establishment or other fixed place of business in any country other than the United States.

(i) There are no Liens for Taxes upon any asset of any Company (other than Taxes not yet delinquent).

(j) No Company has ever requested or received a ruling, technical advice memorandum or similar ruling or memorandum from any Taxing Authority or signed a closing or other agreement with any Taxing Authority.

(k) No Company has ever been a party to any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4.

(l) No Company is a party to any Tax allocation or Tax sharing agreement.

(m) No Company is a successor for Tax purposes to any other Person or has any liability for Taxes of any Person under Treasury Regulation Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by Contract (other than commercial Contracts entered into in the ordinary course of business the primary purpose of which does not relate to Taxes) or otherwise.

(n) No Company is required to include an item of income, or exclude an item of deduction, for any period after the Closing Date as a result of (i) an installment sale transaction occurring on or before the Closing Date governed by Section 453 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Laws); (ii) a transaction occurring on or before the Closing Date reported as an open transaction for federal income Tax purposes (or any similar doctrine under state, local or non-U.S. Laws); (iii) any prepaid amounts received on or prior to the Closing Date; (iv) a change in method of accounting requested or occurring on or prior to the Closing Date; (v) an agreement entered into with any Taxing Authority (including a “closing agreement” under Section 7121 of the Code) on or prior to the Closing Date; (vi) an election (including a protective election) pursuant to Section 108(i) or 965 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law); or (vii) an intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) with respect to a transaction occurring on or prior to the Closing Date.

(o) No Company is a partnership described in Treasury Regulation Section 1.1445-11T(d)(1).

(p) There are no joint ventures, partnerships, limited liability companies, or other arrangements or Contracts to which any Company is a party and that could be treated as a partnership for federal income Tax purposes.

(q) Each Company uses the accrual method of accounting for U.S. federal income tax purposes, except for companies located in different territories (Brazil), which must observe the local tax law.

(r) South Enterprise is treated and classified as a partnership for U.S. federal (and applicable state and local) income Tax purposes and has not made any election pursuant to Treasury Regulation Section 301.7701-3.

Section 3.16 Real and Personal Property.

(a) Real Property. No Company owns any real property and there are no Contracts or options held by any Company or other contractual obligations on the part of such Company to purchase or acquire any interest in real property. Schedule 3.16(a) sets forth a complete and correct list of all real property leased, subleased, licensed, operated or occupied by each Company (the “Company Real Property”) and all leases, subleases and other Contracts related thereto, as well as all amendments, modifications and supplements to each of the foregoing (each a “Material Real Property Lease”), pursuant to which such Company is a tenant or subtenant as of the date of this Agreement, and the location of such premises. Each Company has made available to Holdings a true, correct and complete copy of each Material Real Property Lease. The Company Real Property is sufficient for the conduct of the Company Business as presently conducted, and constitutes all interests in real property used, occupied or held for use in the conduct of such business as presently conducted. Except as set forth on Schedule 3.17(a), each Material Real Property Lease is (a) valid and binding on the applicable Company, enforceable in accordance with its terms and, to the Knowledge of the Companies, against the other parties thereto (subject to proper authorization and execution of such Material Real Property Lease by the other party thereto and subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting generally the enforcement of creditors’ rights and subject to general principles of equity). Except as set forth on Schedule 3.17(a), each Company and, to the Knowledge of the Companies, each of the other parties thereto has performed in all material respects all obligations required to be performed by it under each Material Real Property Lease. No event has occurred or circumstance exists which, with the delivery of notice or the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under any Material Real Property Lease. No Company has received any notice of any material breach or material default under any Material Real Property Lease or of the occurrence of any event or existence of any circumstance, which, with the delivery of notice of the passage of time or both, would constitute such a breach or default. Except as disclosed on Schedule 3.17(a), (i) there are no written or oral subleases, concessions, or other Contracts granting to any Person other than a Company the right to use or occupy any Company Real Property and (ii) there are no outstanding options or rights of first refusal to purchase all or a portion of such properties. Each leasehold interest of each Company with respect to the Company Real Property is free and clear of all Liens, and no Company has collaterally assigned or granted any other security interest in any Material Real Property Lease or any interest therein other than any Permitted Liens or Liens securing Indebtedness that will be repaid upon the consummation of the Transactions. No Company is obligated to repair, modify, alter or restore any portion of the Company Real Property. There are no leasing commissions or similar payments due, arising out of, resulting from or with respect to any Material Real Property Lease that are owed by any Company or a SELLER. A valid memorandum of each Material Real Property Lease has been recorded in the real property records of the county in which each property covered by such lease is located. To the Knowledge of the Companies, no Company’s use of the Company Real Property pursuant to the Material Real Property Leases is subject to any material rights of way, building use restrictions or limitations of any kind or nature, except those that do not materially impair the current use or occupancy to such real property. The buildings and structures comprising the Company Real Property pursuant to the Material Real Property Leases are free of any structural defect. Except as disclosed in Schedule 3.17(a), the Company Real Property (i) is in good operating condition and repair, ordinary wear and tear excepted, free from structural, physical and mechanical defects; (ii) is supplied with utilities and other services and has adequate rights of way and access to public ways necessary for the use, occupancy, maintenance and operation of the Company Business; (iii) is structurally- sufficient for the conduct of the Company Business; and (iv) has all requisite material permits and licenses required for the day-to-day use and operation of such Company Real Property for its intended purpose. To the Knowledge of the Companies, no material improvement constituting a part of the Company Real Property encroaches on real property not owned or leased by any Company to the extent that removal of such encroachment would materially impair the manner and extent of the current use, occupancy and operation of such improvements. No Company has received any written notice, or has any Knowledge of, any other notice, of non- compliance from any Governmental Entity with respect to any of the Company Real Property which has not been cured. There are neither any actual nor, to the Knowledge of the Companies, any threatened or contemplated, condemnation or eminent domain proceedings that affect the Company Real Property or any part thereof, and no Company has received any notice from any Governmental Entity with respect thereto. The current use or occupancy of the Company Real Property and the conduct of the Company Business as currently conducted do not violate in any material respect: (A) any Law applicable to the Company Real Property; or (B) any easement, covenant, condition, restriction or similar provision in any instrument of record or other unrecorded agreement affecting such Company Real Property.

(b) Personal Property. Except as disclosed on Schedule 3.17(b), as of the date of this Agreement, each Company has good and marketable title to, or holds under valid leases, all material machinery, equipment and other personal property and assets owned by it necessary for the conduct of the Company Business as currently and historically conducted, subject to no Lien except for Liens identified on Schedule 3.17(b) and Permitted Liens. Such owned and leased assets are suitable for use in the ordinary course of business (ordinary wear and tear excepted) and constitute all of the tangible assets necessary to enable the applicable Company to conduct its business as of the date of this Agreement. No Person other than the Companies owns any equipment or other tangible assets or properties situated on any premises owned, leased or occupied by any Company or necessary to the operation of the Company Business as currently conducted, and none of the equipment or other tangible assets or properties owned by any Company or necessary to the operation of the Company Business as presently conducted is located on any premises not owned, leased or occupied by any Company.

Section 3.17 Transactions with Affiliates. Schedule 3.18 sets forth all Contracts between any Company, on the one hand, and Affiliates of any Company, on the other hand. Except as disclosed on Schedule 3.18, no Company nor any of its Affiliates, managers, officers or employees possesses, directly or indirectly, any financial interest in, or is a director, manager, officer or employee of, any Person (other than any Company) which is a material client, creditor, debtor supplier, customer, lessor, lessee or competitor of any Company or in any assets or properties used or held for use by any Company (other than as a holder of the Interests). No Affiliate of any Company owes any amounts to any Company or is owed any amount by any Company.

Section 3.18 Customers and Suppliers.

(a) Schedule 3.19(a) sets forth an accurate and complete list of all customers of each Company, based on net sales, and the dollar amount of net sales made to each such customer for the twelve (12)-month period ended June 30, 2019 (each a “Material Customer”). No Material Customer has terminated or threatened to terminate its relationship with any Company or materially reduced or adversely changed in a material respect the terms of its contractual relationship with any Company or threatened to terminate its relationship with any Company or materially reduce or adversely change in a material respect the terms of its purchases from any Company.

(b) Schedule 3.19(b) sets forth an accurate list of all vendors and/or suppliers of each Company, based on the combined amounts paid to such suppliers by such Company, and the dollar amount of such payments made to each such supplier during the twelve (12)-month period ended June 30, 2019 (each, a “Material Supplier”). No Material Supplier has terminated or threatened to terminate its relationship with any Company or materially reduced or adversely changed in a material respect the terms of its contractual relationship with any Company or threatened to terminate its relationship with any Company or materially reduce or adversely change in a material respect the terms of its sales of goods or services to any Company.

Section 3.19 Privacy and Data Protection. Each Company’s Use of Personal Information complies, and has complied, in all material respects with: (a) all Information Privacy and Security Laws; (b) PCI DSS, as applicable; and (c) all obligations under such Company’s Contracts and other commitments to third parties (including any privacy notices) relating to Personal Information and other confidential Data. Each Company has all material Permits to Use the Personal Information or other confidential Data in such Company’s possession or under its control in connection with its business as presently conducted.

(a) No Action has been filed, commenced or, to the Knowledge of the Companies, threatened against any Company by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any applicable Information and Privacy and Security Laws. No Company (a) is, to the Knowledge of the Companies, under investigation by any Governmental Entity for a violation of any Information Privacy and Security Laws and (b) has received during the previous five (5) years any written complaints, audit requests or notices (including inquiries or other communications from the U.S. Department of Health and Human Services Office for Civil Rights) from any Governmental Entity or other Person (including any customer, Subcontractor (as defined in 45 C.F.R. § 160.103), or Business Associate) regarding such Company’s or any of its agents’, employees’ or contractors’ Use of Personal Information.

(b) There has been no breach of the security of any Company’s computer systems or networks, or unauthorized access, use or disclosure of or to any Personal Information or other confidential Data used by or on behalf of such Company, including any unauthorized Use of or access to Personal Information or other confidential Data that would constitute a breach for which notification by such Company to individuals and/or Governmental Entities is required under any applicable Information Privacy and Security Laws. During the previous five (5) years, to the Knowledge of the Companies, each Company has identified, documented, investigated, contained and eradicated each Security Incident (as defined in 45 C.F.R. § 164.304) related to Personal Information or other confidential Data of such Company or a customer of such Company transmitted, processed, maintained, stored or otherwise available on or through such Company’s network or information technology systems.

(c) Each Company has entered into a Business Associate Agreement with a third party in each instance in which a Business Associate Agreement is required under HIPAA or any Contract. Each Company is, and has been, in material compliance with all Business Associate Agreements to which such Company is a party or is otherwise bound. Each Company has conducted reasonable diligence on all Subcontractors (as defined in 45 C.F.R. § 160.103) engaged by such Company and has entered into reasonable and appropriate Business Associate Agreements with all such Subcontractors.

(d) Employees of each Company who have access to Personal Information or other confidential Data have received reasonable training with respect to compliance with all relevant Information Privacy and Security Laws (including HIPAA) and all relevant policies and procedures of such Company relating to privacy, Data protection, and security. Each Company has maintained reasonable documentation of such training activities.

(e) Each Company has adopted written policies and procedures with respect to privacy, Data protection and security (including written policies and procedures governing the collection and Use of Personal Information), and those policies and procedures are commercially reasonable and comply with applicable Information Privacy and Security Laws, and each Company has at all times during the previous five (5) years complied in all material respects with those policies and procedures. Without limiting the foregoing, each Company has implemented commercially reasonable security procedures and physical, administrative and technical safeguards that are designed to protect: (a) Personal Information and other confidential Data that is Used by such Company and (b) each Company’s servers, systems, circuits, networks and other computer assets (as may be owned, leased, licensed or used) against any unauthorized use, access, interruption, modification or corruption, in conformance with Information Privacy and Security Laws.

(f) There have been no unauthorized intrusions or breaches of the security of the IT Systems used or relied upon by any Company in connection with the operation of the Company Business as currently and historically conducted. The IT Systems have not malfunctioned or failed during the previous five (5) years in a manner that has caused or would cause material disruption to the Company Business and, to the Knowledge of the Companies, do not contain any viruses, bugs, vulnerabilities identified in the U.S. National Vulnerability Database maintained by the Department of Homeland Security and the National Institute of Standards and Technology, faults or other devices or effects that have or would reasonably be expected to (a) cause any material disruption to the Company Business as presently or historically conducted, (b) enable or assist any Person to access without authorization the IT Systems or any information in the IT Systems, or (c) otherwise materially adversely affect the functionality of the IT Systems, except as disclosed in their documentation. Each Company has implemented and follows reasonable backup, security and disaster recovery technology, plans, procedures and facilities consistent with industry practices and applicable Law. To the Knowledge of the Companies, no circumstances exist that are reasonably expected to give rise to any material disruption in or to the operation of the Company Business as a result of (i) any substandard performance or defect in any part of the IT Systems whether caused by any viruses, bugs, worms, software bombs or otherwise, lack of capacity or otherwise or (ii) a breach of security in relation to any part of the IT Systems.

(g) Each Company has performed or commissioned a documented, commercially reasonable security risk assessment in the past year that meets any required standards to which such Company is subject under applicable Law and Contracts (collectively, the “Security Risk Assessment”). Each Company has taken reasonable steps to address, manage, and remediate all risks, vulnerabilities, threats and deficiencies identified in every Security Risk Assessment it has performed in the past five (5) years.

Section 3.20 Absence of Unlawful Payments. Each Company has and, to the Knowledge of the Companies, none of such Company’s officers, managers or other employees or other Person acting on their behalf have (a) violated any applicable provision of the Foreign Corrupt Practices Act of 1977, as amended, (b) been targeted by any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, (c) paid, or offered, promised or authorized payment of, money or any other thing of value to any Governmental Entity or official, political party (or official thereof), candidate for political office, employee of a state-owned enterprise or official of an international organization (each, a “Government Person”) in violation of Law for the purpose of influencing, directly or indirectly through another Person, any act, omission or decision of such Government Person in an official capacity so that such Company might secure any advantage, obtain or retain business or direct business to any Person, or (d) accepted or received any contributions, payments, gifts or expenditures that was unlawful.

Section 3.21 Bank Accounts. Schedule 3.22 lists the names and locations of all banks and other financial institutions with which each Company maintains an account (each, a “Bank Account”), or at which a Bank Account is maintained to which any Company has access as to which deposits are made on behalf of such Company, in each case listing the type of Bank Account, the Bank Account number therefor, and the names of all Persons authorized to draw thereupon or have access thereto and lists the locations of all safe deposit boxes used by each Company. All cash in such Bank Accounts is held on demand deposit and is not subject to any restriction or limitation as to withdrawal.

Section 3.22 Regulatory Compliance. Each Company is, and has been for the past five (5) years, (1) in compliance with (A) all applicable Laws (including all rules, regulations, guidance and policies) relating to or promulgated by the U.S. Food and Drug Administration (“FDA”) and other applicable Governmental Entities (e.g., EMEA, PMDA) and (B) all regulatory authorizations, including all requirements of the FDA and other Governmental Entities (e.g., EMEA, PMDA) applicable to such Company, or by which any property, product, filing, submission, registration, declaration, approval, practice (including without limitation, manufacturing) or other asset of such Company is bound, governed or affected and (2) has held all regulatory authorizations required for the conduct of the Company Business.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each SELLER, severally and not jointly, and solely with respect to such SELLER, hereby represents and warrants to Holdings as of the date hereof as follows:

Section 4.1 Authority and Enforceability. Such SELLER has the necessary power, authority and capacity to execute and deliver this Agreement and each of the Ancillary Documents to which such SELLER is a party, including the Subscription Agreement and the Holdings LLC Agreement, and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which such SELLER is a party and the consummation of the Transactions have been duly authorized by all necessary action on the part of such SELLER. This Agreement and the Ancillary Documents to which such SELLER is a party have been duly executed and delivered by such SELLER and constitute a valid, legal and binding obligations of such SELLER, enforceable against such SELLER in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 4.2 Consents and Approvals; No Violations. Except as set forth on Schedule 4.2, no notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance by such SELLER of this Agreement or the Ancillary Documents to which SELLER is a party or the consummation by SELLER of the Transactions. Neither the execution, delivery and performance by such SELLER of this Agreement or the Ancillary Documents to which SELLER is a party nor the consummation by such SELLER of the Transactions will (a) conflict with or result in any breach of any provision of the Company’s Governing Documents, (b) except as set forth on Schedule 4.2, result in a violation or breach of, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which such SELLER is a party or (c) violate any Order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity having jurisdiction over such SELLER.

Section 4.3 Title to the Interests. Such SELLER owns beneficially and of record the Interests set forth opposite such SELLER’s name on Schedule 3.2 and such SELLER has good and marketable title to such Interests, free and clear of all Liens. Upon the consummation of the Transactions, Holdings will own all such Interests, free and clear of all Liens.

Section 4.4 Litigation. There is, and in past five (5) years there has been, no Action or investigation pending or, to such SELLER’s knowledge, threatened in writing against such SELLER before any Governmental Entity which would have a material adverse effect on such SELLER’s ownership of the Interests, or otherwise prevent or materially delay the Closing or otherwise prevent such SELLER from complying with the terms and provisions of this Agreement or the Ancillary Documents. Such SELLER is not subject to any outstanding Order, writ, injunction or decree that would have a material adverse effect on such SELLER’s ownership of the Interests, or otherwise prevent or materially delay the Closing.

Section 4.5 No Insolvency. Such SELLER is not the subject of any pending, rendered or, to such SELLER’s knowledge, threatened insolvency proceedings of any character. Such SELLER has not made an assignment for the benefit of creditors or taken any action with a view to or that would constitute a valid basis for the institution of any such insolvency proceedings. Such SELLER is not insolvent and will not become insolvent as a result of entering into this Agreement.

Section 4.6 Representation By Counsel. Such SELLER: (a) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (b) has had the full right and opportunity to consult with such SELLER’s attorney and other advisors and has availed himself, herself or itself of this right and opportunity; (c) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to her by such counsel; and (d) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF HOLDINGS

Holdings hereby represents and warrants to SELLERs as of the date hereof as follows:

Section 5.1 Organization. Holdings is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its businesses as now being conducted, except where the failure to have such power or authority would not prevent or materially delay the consummation of the Transactions.

Section 5.2 Authority. Holdings has all necessary power and authority to execute and deliver this Agreement and the Ancillary Documents to which Holdings is a party and to consummate the Transactions. The execution and delivery of this Agreement and the Ancillary Documents to which Holdings is a party and the consummation of the Transactions have been authorized by all necessary action on the part of Holdings and no other Action (including by its equity holders) on the part of Holdings is necessary to authorize this Agreement and the Ancillary Documents to which Holdings is a party or to consummate the Transactions. This Agreement and the Ancillary Documents to which Holdings is a party have been duly and validly executed and delivered by Holdings and constitute a valid, legal and binding agreement of Holdings (assuming this Agreement and the Ancillary Documents to which Holdings is a party have been duly authorized, executed and delivered by SELLERs, the Companies and the SELLERs Representative, as applicable), enforceable against Holdings in accordance with their terms, except (i) to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and (ii) that the availability of equitable remedies, including specific performance, is subject to the discretion of the court before which any Action thereof may be brought.

Section 5.3 Consents and Approvals; No Violations. Assuming the truth and accuracy of the Companies’ and SELLERs’ representations and warranties contained in this Agreement and the Ancillary Documents, no material notices to, filings with, or authorizations, consents or approvals of any Governmental Entity are necessary for the execution, delivery or performance of this Agreement or the Ancillary Documents to which Holdings is a party or the consummation by Holdings of the Transactions, except for those set forth on Schedule 5.3. Neither the execution, delivery and performance by Holdings of this Agreement and the Ancillary Documents to which Holdings is a party nor the consummation by Holdings of the Transactions conflicts with or results in any breach of any provision of Holdings’ Governing Documents, except as set forth on Schedule 5.3, results in a violation or breach of, or causes acceleration, or constitutes (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any material Contract to which Holdings is a party, or (c) violates any Order, writ, injunction, decree, Law, statute, rule or regulation of any Governmental Entity applicable to Holdings, except in the case of clauses (b) and (c) above, for violations which would not prevent or materially delay the consummation of the Transactions.

Section 5.4 Brokers. No broker, finder, financial advisor or investment banker is entitled to any brokerage, finder’s, financial advisor’s or investment banker’s fee or commission or similar payment in connection with the Transactions based upon arrangements made by and on behalf of Holdings or any of its respective Affiliates for which any SELLER or any Company may become liable.

Section 5.5 Solvency. Assuming the accuracy of the Companies’ representations and warranties in this Agreement, immediately after giving effect to the Transactions, none of Holdings or any Company will (a) be insolvent (either because its financial condition is such that the sum of its debts is greater than the fair value of its assets or because the fair salable value of its assets is less than the amount required to pay its probable liability on its existing debts as they mature), have unreasonably small capital with which to engage in its business or (c) have incurred debts beyond its ability to pay as they become due.

ARTICLE 6
COVENANTS

Section 6.1 Confidentiality. From and after the Closing, each SELLER shall, and shall cause each of his, her or its respective Affiliates to, keep confidential and not directly or indirectly reveal, report, publish, disclose or transfer any confidential or proprietary information regarding any Company, Holdings or Holdings’ Affiliates and the negotiations preceding this Agreement, the terms and existence of this Agreement and the Ancillary Documents and all documents and information obtained by a party from another party in connection with the transactions contemplated hereby (collectively, the “Confidential Information”) and will not use such Confidential Information for their own benefit or for the benefit of any other Person (other than the Companies and Holdings), except (i) to the extent that it is reasonably necessary to disclose the Confidential Information to obtain approvals from any Governmental Entity, (ii) for disclosures otherwise made in satisfaction of any of the obligations under this Agreement and (iii) to the extent required by applicable Law, provided the other PARTIES are given reasonable prior notice or consent thereto (including securities Laws of any jurisdiction and rules and regulations of any applicable stock exchange); provided, that each SELLER shall be responsible for any failure of such SELLER’s Affiliates to keep confidential and not directly or indirectly reveal, report, publish or disclose any Confidential Information in accordance with the Section 6.1.

Section 6.2 Tax Matters.

(a) The SELLERs Representative will prepare, or cause to be prepared, including by direction of any Company, at SELLERs’ sole expense, all income Tax Returns for each Company for all Pre-Closing Tax Periods that are filed after the Closing Date. All such income Tax Returns shall be prepared in a manner consistent with the past practices of the applicable Company unless otherwise required by applicable Law. The SELLERs Representative shall provide Holdings with a copy of any such income Tax Returns for its review and comment at least twenty (20) days prior to its filing and the SELLERs Representative shall make any changes reasonably requested by Holdings. After such review, the SELLERs Representative will submit such income Tax Returns to Holdings for filing on behalf of each Company.

(b) Holdings will prepare, or cause to be prepared, in a manner consistent with the past practices of the applicable Company, unless otherwise required by applicable Law all other Tax Returns of each Company for Pre-Closing Tax Periods or Straddle Periods. Holdings shall provide the SELLERs Representative with a copy of any such Tax Returns for its review and comment at least twenty (20) days prior to its filing and Holdings shall make any changes reasonably requested by the SELLERs Representative.

(c) At least five (5) Business Days prior to the due date for filing such Tax Return, the SELLERs Representative shall promptly pay to Holdings all Indemnified Taxes shown to be due on any Tax Return described in Section 6.2(a) or (b).

(d) After the Closing, each of Holdings, each Company, and the SELLERs Representative shall promptly notify each of the other PARTIES in writing upon receipt of any written notice of any audit or examination by any Taxing Authority or any other judicial or administrative proceeding that relates to Indemnified Taxes for any Pre- Closing Tax Period or Straddle Period for which SELLERs could be liable pursuant to this Agreement (each, a “Tax Claim”); provided, however, that the failure to so notify shall not relieve SELLERs of any liability hereunder except to the extent SELLERs are actually and materially prejudiced thereby. The SELLERs Representative shall have the sole right to employ counsel of its choice and to control the defense of all such Tax Claims for which SELLERs are liable under this Agreement for the full amount of Tax payable with respect to such claim or proceeding (a “SELLERs’ Tax Contest Claim”), and shall bear the full cost of pursuing any such claim; provided, however, that Holdings shall be entitled to participate in the defense of such Tax Claim, at its sole expense, with counsel of its choosing and the SELLERs Representative shall not agree to the settlement of any such Tax Claim or proceeding that would have an adverse effect on Holdings, any Company or any of their respective Affiliates without Holdings’ consent, which will not be unreasonably withheld or delayed. Except as otherwise provided herein, Holdings shall control all other Tax Claims.

(e) Holdings and the SELLERs Representative shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation, filing and execution of Tax Returns and any Tax Claim, audit, litigation or other Action with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other Action and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder or to testify at any such Action. Holdings, the SELLERs Representative (on behalf of SELLERs) and each Company agree to (A) retain all books and records with respect to Tax matters pertinent to such Company relating to any Pre- Closing Tax Period and Straddle Period until the expiration of the applicable statute of limitations (and, to the extent notified by Holdings or the SELLERs Representative, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing Authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Holdings or the SELLERs Representative, as the case may be, shall allow the other Party, at such Party’s sole cost, to take possession or make copies of such books and records.

(f) SELLERs will be entitled to any Tax refunds or overpayments that are received by Holdings or any Company that arise in Pre-Closing Tax Periods or the pre-Closing portion of any Straddle Period, except to the extent any such refund or overpayment arises as the result of a carryback of a loss or other Tax benefit from a Post-Closing Tax Period. At the request of the SELLERs Representative, Holdings shall make commercially reasonable efforts to cause each Company to make all filings and take all actions necessary to secure such refunds or overpayments as promptly as practicable and to pay to the SELLERs Representative (for further distribution to SELLERs pro rata based on their Ownership Percentage) any such refund or the amount of any such overpayment within fifteen (15) Business Days after the actual receipt of or entitlement to such refund or overpayment, net of (x) any Taxes of Holdings and its Affiliates (including any Company) attributable to the receipt of any such refund and (y) any costs and expenses incurred by Holdings and its Affiliates (including any Company) in obtaining any such refund. In the event any Tax refund is subsequently disallowed or determined to be an amount less than the amount taken into account to make a payment pursuant to this Section 6.2(f), by a Taxing Authority, the SELLERs Representative (on behalf of SELLERs) shall promptly return such excess to Holdings, the Companies, or any of their Affiliates, along with any applicable interest and penalties.

(g) All transfer, documentary, stamp, sales, use, registration, value-added and other similar Taxes and recording fees that are imposed on any of the PARTIES by any Taxing Authority in connection with the Transactions (“Transfer Taxes”) shall be shared equally by Holdings, on the one hand, and SELLERs, on the other hand.5 The SELLERs Representative shall prepare all Tax Returns associated with such Transfer Taxes. The PARTIES shall cooperate to minimize or avoid any such Transfer Taxes that might be imposed to the extent permitted by applicable Law.

(h) Holdings and each Company will be entitled to deduct and withhold from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any provision of other applicable Tax Law; provided, however, that, except in the case of any withholding required as a result of a failure to deliver a non-foreign SELLER affidavit pursuant to Section 7.1(a), or any withholding on payments under any compensatory payments made in connection with the transactions undertaken pursuant to this Agreement, the Holdings will give the SELLERs Representative reasonable advance notice of such withholding and an opportunity to avoid such withholding in a manner consistent with applicable Law. To the extent that amounts are so withheld, such withheld amounts will be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made.

(i) Holdings and the SELLERs acknowledge and agree that, pursuant to Revenue Ruling 99- 6, 1999-1 C.B. 432 (Situation 2), the purchase and sale of the Interests constitutes, for federal and applicable state income Tax purposes, (i) with respect to the SELLERs, a sale of the Interests, and (ii) with respect to Holdings, a taxable purchase of the assets and liabilities of each Company. Holdings will prepare and deliver to the SELLERs Representative, within sixty (60) days after the Closing Date, an allocation of the Final Closing Purchase Price (as adjusted pursuant to this Agreement, and including all other items required under the Code), among each of the assets of each Company in accordance with Sections 755 and 1060 of the Code (such allocation, the “Purchase Price Allocation”). The SELLERs Representative will have twenty (20) Business Days after receipt of the Purchase Price Allocation to review and comment on the Purchase Price Allocation, and Holdings will consider any of the SELLERs Representative’s reasonable comments in good faith prior to filing any document with respect to the Purchase Price Allocation. Neither Holdings nor the SELLERs Representative will take or cause to be taken any position or other action inconsistent with the Purchase Price Allocation determined under this Agreement for any Tax reporting purpose, upon examination of any Tax Return, in any refund claim, or in any litigation, investigation, or otherwise, unless otherwise required do so pursuant to a determination (as defined in Section 1313(a) of the Code or any similar state or local Tax Law).

Section 6.3 Public Announcements. Holdings, on the one hand, and SELLERs and the SELLERs Representative, on the other hand, shall consult with one another and seek one another’s approval before issuing any press release, or otherwise making any public statements, with respect to the Transactions and shall not issue any such press release or make any such public statement prior to such consultation and approval; provided, that each Party may make any such announcement that, in good faith and based on advice of counsel, such Party believes is necessary or advisable in connection with any requirement of Law, it being understood and agreed that each Party shall provide the other PARTIES with copies of any such announcement in advance of such issuance.

Section 6.4 Indemnification; Directors’ and Officers’ Insurance.

(a) Holdings agrees that all rights to indemnification or exculpation now existing in favor of the managers and officers of each Company, as provided in such Company’s Governing Documents with respect to any matters occurring prior to the Closing Date, shall survive the Transactions and shall continue in full force and effect for a period of six (6) years from and after the Closing. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and each Company shall advance expenses in connection with such indemnification as provided in such Company’s Governing Documents.

(b) Prior to the date hereof, each Company has purchased and maintained in effect, without any lapses in coverage, a “tail” policy providing managers’ and officers’ liability insurance coverage for the benefit of those Persons who are covered by such Company’s managers’ and officers’ liability insurance policies as of the date hereof or at the Closing (the “Tail Policy”), for a period of six (6) years following the Closing Date with respect to matters occurring prior to the Closing that is at least equal to the coverage provided under such Company’s current directors’ and officers’ liability insurance policies; provided, that any Company may substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring prior to the Closing Date.

Section 6.5 Documents and Information. After the Closing Date, each Party shall until the sixth (6th) anniversary of the Closing Date, (a) retain all books, records and other documents pertaining to the Company Business in existence on the Closing Date, in each case, which are necessary or useful in connection with any Tax inquiry, audit or dispute, any litigation or investigation or any other matter requiring such books and records or information for a reasonable business purpose, excluding any items subject to attorney-client privilege or in contravention of applicable Law (a “Permitted Use”) and (b) make the same available for inspection and copying by the requesting Party during normal business hours upon reasonable request and upon reasonable notice. All information received pursuant to this Section 6.5 shall be kept confidential by SELLERs pursuant to Section 6.1, except to the extent disclosure is reasonably necessary in connection with any Permitted Use. This provision will be inapplicable to any direct Claims between a SELLER or a SELLER’s representatives or Affiliates, on the one hand, and any Company, Holdings or their respective representatives or Affiliates, on the other hand.

Section 6.6 Restrictive Covenants.

(a) Restriction. Each SELLER agrees that until the later of (a) the five (5)-year anniversary of the Closing Date (which period will be extended by the amount of time during which such SELLER is in violation of any provision of this Section 6.6 or (b) the date that is one (1) year following the date on which the Additional Purchase Price Payment is paid, such period, the “Restricted Period”), such SELLER will not, directly or indirectly, anywhere in the world whereby Buyer conducts business (the “Territory”), engage in, manage, operate, finance, control or participate in the ownership, management or financing or control of, become employed by, or become affiliated or associated with, directly or indirectly, whether as an officer, director, manager, shareholder, owner, co-owner, Affiliate, partner, agent, representative, consultant, independent contractor or advisor, or otherwise render services or advice to, guarantee any obligation of, or acquire or hold (of record, beneficially or otherwise) any direct or indirect interest in a business that is competitive with the Company Business at any time during the Restricted Period or during the twelve (12) month period preceding the commencement of the Restricted Period (a “Competitor”); provided, however, that such SELLER may own, as a passive investment, shares of capital stock of any Competitor, if (A) such shares are listed on a national securities exchange or traded on a national market system in the United States, (B) such SELLER, together with any of such SELLER’s Affiliates, owns beneficially (directly or indirectly) less than one percent (1%) of the total number of shares of such entity’s issued and outstanding capital stock, and (C) neither such SELLER nor any of such SELLER’s Affiliates is otherwise associated directly or indirectly with such Competitor or any of its Affiliates.

(b) No Solicitation of Employees and Consultants. Each SELLER agrees that, during the Restricted Period, such SELLER will not, either on such SELLER’s own behalf or on behalf of any other Person, (i) hire or engage as an employee, independent contractor, consultant or otherwise any Company Personnel, (ii) encourage, induce, attempt to induce, solicit or attempt to solicit any Company Personnel to leave the service (whether as an employee, consultant or independent contractor) of any Company, (iii) in any way interfere with the relationship between any Company Personnel and any Company or (iv) disclose names or other information about any Company Personnel to any Person under circumstances which could lead to the use of that information for purposes of recruiting or hiring.

(c) Non-Solicitation of Customers and Suppliers. Each SELLER agrees that, during the Restricted Period, such SELLER will not, individually or on behalf of any other Person:

(i) (A) induce, attempt to induce, solicit, or otherwise cause any Covered Customer to (1) cease being a client or customer of or to not become a client or customer of any Company, or (2) divert any business from or reduce the amount of business of such Covered Customer with any Company, or otherwise to discontinue or alter, in a manner adverse to the Company, such business relationship, (B) otherwise interfere with, disrupt or attempt to interfere with, reduce or disrupt, the contractual relationship between any Company and any Covered Customer, including influencing or attempting to influence, for a purpose competitive with the products or services of any Company, any Covered Customer to terminate or modify any written or oral agreement with any Company, or (C) solicit for business, provide services to, engage in or do business with, any Covered Customer for products or services that are the same as or substantially similar to the products or services sold or provided by any Company; or

(ii) interfere with, disrupt, solicit, influence or attempt to influence, or arrange to have any other Person interfere with, disrupt, solicit, influence or attempt to influence, any Person that was a vendor, supplier, distributor, agent or other service provider of any Company and had a business relationship with such Company within the then-proceeding twelve (12)-month period, for a purpose competitive with the products and services of such Company.

(d) Non-Disparagement. Each SELLER agrees that, during the Restricted Period, such SELLER will not engage in any conduct that involves the making or publishing of written or oral statements or remarks (including the repetition or distribution of derogatory rumors, allegations, negative reports or comments) that are disparaging, deleterious or damaging to the integrity, reputation or goodwill of any Company or the Holdings or any of their management, officers, employees, independent contractors or consultants. This provision is not applicable to truthful testimony obtained through subpoena, (ii) any truthful information provided pursuant to investigation by any Governmental Entity, or (iii) any truthful information provided pursuant to any Action by such SELLER against any Company under this Agreement or any of the other documents contemplated hereunder asserted by such SELLER in good faith.

(e) Acknowledgment. Each SELLER acknowledges and agrees, based upon the advice of legal counsel and such SELLER’s own experience and knowledge, that (i) such SELLER possesses knowledge of confidential information of the Companies, (ii) inclusion of this Section 6.6 in this Agreement is a material inducement to Holdings to enter into this Agreement and consummate the Transactions, for which such SELLER will receive a substantial financial benefit, (iii) it would impair the goodwill of each Company and reduce the value of the assets of each Company and cause serious and irreparable injury if such SELLER was to use such SELLER’s ability and knowledge in competition with any Company, and/or to otherwise breach the obligations contained herein and that no Company would have an adequate remedy at Law because of the unique nature of each Company’s products and services, (iv) such SELLER has no intention of competing in the Territory with any Company during the Restricted Period, (v) the relevant public policy aspects of restrictive covenants, covenants not to compete and non-solicitation provisions have been discussed, and every effort has been made to limit the restrictions placed upon such SELLER to those that are reasonable and necessary to protect each Company’s legitimate interests, (vi) the Companies conduct business in the Territory, (vii) the Companies compete with other businesses that are or could be located in any part of the Territory, (viii) prior to the Closing, the Companies did business in and marketed their products and services throughout the Territory, (ix) the restrictions contained in this Agreement are reasonable and necessary for the protection of the business and goodwill of each Company, (x) the foregoing restrictions on competition are fair and reasonable in type of prohibited activity, geographic area covered, scope and duration, (xi) the consideration provided by the Companies under this Agreement is not illusory, and (xii) such provisions do not impose a greater restraint than is necessary to protect the goodwill or other business interests of each Company.

(f) Distributions. PARTIES acknowledge that any future capital distributions to PARTIES will only occur from the profits generated by Holdings and that such capital distributions will be made upon the ownership percentages of Holdings. Accordingly, PARTIES agree that any future capital distributions from Holdings to PARTIES will only occur after any and all outstanding debt balances are repaid in full and in accordance with the Holdings LLC Agreement.

(g) Reformation. If any court of competent jurisdiction determines that any part of this Section 6.6 is unenforceable because of the duration, geographic area covered, scope of such provision, or otherwise, such court will have the power to reduce the duration, geographic area covered or scope of such provision, as the case may be, and, in its reduced form, such provision will then be enforceable. SELLERs will, at Holdings’ request, join Holdings in requesting that such court take such action.

Section 6.7 Release. Effective as of the Closing, each SELLER, for himself, herself or itself, as applicable, and each of such SELLER’s Affiliates and their respective Affiliates and each such Person’s respective successors, assigns, executors, heirs, officers, directors, managers, partners, members and employees (each, a “SELLER Releasor”), hereby irrevocably, knowingly, and voluntarily releases, discharges and forever waives and relinquishes all claims, debts, losses, expenses, covenants, damages, causes of action, obligations accounts, Actions, and liabilities of whatever kind or nature, which any of the SELLER Releasors has, might have or might assert now or in the future, against any Company and its successors, assigns, officers, directors, managers, partners and employees or any of their respective heirs or executors (in each case in their capacity as such) (each, a “Company Releasee”) arising out of or resulting from any matter, circumstance, Contract, transaction, event, action, or failure to act, cause or thing whatsoever, whether known or unknown, suspected or unsuspected, direct or indirect, and which occurred, existed or was taken or permitted at or prior to the Closing; provided, that no SELLER Releasor releases, discharges or waives any Action against the Company Releasees: (i) arising under this Agreement or any Ancillary Document or (ii) related to any rights to indemnification provided for in any Company’s Governing Documents in effect as of the date hereof. SELLERs, on behalf of themselves and each SELLER Releasor, expressly waive all rights afforded by any statute which limits the effect of a release with respect to unknown claims. SELLERs understand the significance of this release of unknown claims and waiver of statutory protection against a release of unknown claims, and acknowledge and agree that this waiver is an essential and material term of this Agreement. Each SELLER represents that such SELLER has made no assignment, conveyance or transfer of any kind of any claim released pursuant to this Section 6.7. From and after the Closing, each SELLER, for himself, herself or itself, as applicable, and each of such SELLER’s Releasors, hereby irrevocably agrees to refrain from, directly or indirectly, asserting or commencing any Action against a Company Releasee, based upon any matter purported to be released hereby.

Section 6.8 Delivery of Data Room Contents. As soon as reasonably practicable following Closing, the SELLERs Representative will deliver, or cause to be delivered, to Holdings all of the documents made available or provided to Holdings (as of immediately prior to the date of this Agreement) on the electronic data site.

Section 6.9 Termination of Affiliate Transactions. At the Closing, all Contracts and transactions set forth on Schedule 6.9, shall be terminated and of no further force and effect after the Closing, without any further liability to, or payment of consideration by, Holdings, any Company or any of their respective Affiliates following the Closing, and with all claims against any Company with respect thereto released, in each case, in form and substance reasonably satisfactory to Holdings. Each SELLER hereby waives any and all rights or claims any such SELLER may have pursuant to any Governing Document of any Company in connection with this Agreement and the consummation of the Transactions.

ARTICLE 7
DELIVERIES AT CLOSING

Section 7.1 SELLER Deliveries. Prior to or at the Closing, SELLERs shall have delivered the following in form and substance reasonably acceptable to Holdings:

(a) a duly executed certificate from each SELLER substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2) and conforming to the requirements of Section 1446(f) of the Code and U.S. Internal Revenue Service Notice 2018-29, certifying that such SELLER is not a foreign person within the meaning of Section 1445 or Section 1446 of the Code;

(b) assignments, representing all of the Interests, duly endorsed and otherwise in form acceptable for transfer on the books of each Company;

(c) the membership ledger, minute book and corporate/company seal of each Company, in each case, if in existence at such time;

(d) a certificate dated as of the Closing Date and signed by each Company’s Secretary (or equivalent authorized party) and certifying and attaching: (i) copies of resolutions of each Company’s board of managers and members (or equivalent) authorizing the execution, delivery and performance of this Agreement and the Transactions and (ii) copies of each Company’s Governing Documents in effect immediately prior to the Closing;

(e) an IRS Form W-9, completed by each SELLER;

(f) certificates from the State of Delaware, Brazil and from each jurisdiction where each Company is qualified to do business as a foreign entity, dated no earlier than fifteen (15) days prior to the date hereof, as to the good standing (or equivalent) of such Company in such jurisdictions;

(g) reasonably suitable documentation for the control of all bank and other financial accounts set forth on Schedule 3.22, as prescribed by Holdings;

(h) resignations effective immediately following the Closing of all managers and officers (or equivalent authorized PARTIES) of each Company set forth on Schedule 7.1(h), in accordance with the new terms and conditions set forth in the attached agreement;

(i) the evidence that all Affiliate transactions set forth on Schedule 6.9 have been terminated;

(j) The Key Employment Agreements duly executed by the Key Employees;

(k) the Permits, waivers, authorizations, Orders and other approvals set forth on, or required under the Contracts set forth on, Schedule 7.1(l); and

(l) a copy of the Tail Policy;

(m) the Holdings LLC Agreement duly executed by each SELLER; and

(n) a Subscription Agreement duly executed by each SELLER.

Section 7.2 Holdings Deliveries. Immediately after the Closing, Holdings shall deliver the following in form and substance reasonably acceptable to SELLERs:

(a) the Holdings LLC Agreement duly executed by Holdings and BUYER; and

(b) Subscription Agreements duly executed by Holdings for the issuance of the applicable Units to each SELLER.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS; INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants. The Fundamental Representations shall survive the Closing indefinitely. The representations and warranties of the Company and SELLERs (other than the Fundamental Representations) contained in this Agreement shall survive the Closing until the twenty (24)-month anniversary of the Closing Date (the “Release Date”). The representations and warranties of Holdings contained in ARTICLE 5 shall survive the Closing until the Release Date. All covenants set forth herein for which the Holdings Indemnitees are entitled to be indemnified under Section 8.2(a)(ii) shall survive the Closing until such time period provided in accordance with their respective terms (or if no such period is expressly included herein for any covenant required to be performed following the Closing, then until thirty (30) days following the expiration of the statute of limitations applicable to the subject matter underlying such covenant).

Section 8.2 General Indemnification.

(a) Subject to the other provisions of this ARTICLE 8, SELLERs shall (1) severally, and not jointly and severally, with respect to Section 8.2(a)(i) (but only to the extent such breach or inaccuracy relates to a breach by a SELLER of a representation or warranty of such SELLER in ARTICLE 4 and Section 8.2(a)(ii) and (2) jointly and severally in all other cases, indemnify, defend and hold Holdings and its respective officers, directors, managers, employees, Affiliates, agents, assigns or successors (each a “Holdings Indemnitee”) harmless from any damages, losses, liabilities, obligations, claims of any kind, Taxes, interest or expenses (including reasonable attorneys’ fees and expenses) (each a “Loss”) suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of any of the following:

(i) any breach or inaccuracy of any representation or warranty made by any Company or SELLERs contained in this Agreement;

(ii) any breach or noncompliance by SELLERs of any of the covenants or agreements contained herein which are to be performed by SELLERs;

(iii) any SELLER Expenses not paid and discharged in full on or prior to the Closing Date;

(iv) any payments made by a Holdings Indemnitee in respect of any obligation of any Company to indemnify any director, manager, officer, employee or agent of such Company or a SELLER for actions or omissions occurring prior to the Closing, to the extent not reimbursed by the Tail Policy;

(v) any Indemnified Taxes; and

(A) Subject to the other provisions of this ARTICLE 8, Holdings agrees to, and shall cause each Company to, jointly and severally with Holdings, indemnify, defend and hold SELLERs and their respective Affiliates, heirs, representatives, executors, assigns, successors, officers, directors, employees, and agents (each a “SELLER Indemnitee”) harmless from any Loss suffered or paid, directly or indirectly, as a result of, in connection with, or arising out of (i) any breach or inaccuracy of any representation or warranty made by Holdings contained in this Agreement, (ii) any breach or noncompliance by Holdings of any of its covenants or agreements contained herein and (iii) any breach or noncompliance by any Company of any of its covenants or agreements contained herein which are to be performed by such Company after the Closing Date.

(b) The obligations to indemnify and hold harmless pursuant to this Section 8.2 shall survive the consummation of the Transactions for the applicable period set forth in Section 8.1, except for claims for indemnification asserted prior to the end of such applicable period (which claims shall survive until final resolution thereof).

Section 8.3 Third Party Claims.

(a) If an Action by a Person who is not a Party or an Affiliate thereof (a “Third Party Claim”) is made against any Person entitled to indemnification pursuant to Section 8.2 (an “Indemnified Party”), and if such Person intends to seek indemnity with respect thereto under this ARTICLE 8 such Indemnified Party shall promptly give a Notice of Claim to the Party obligated to indemnify such Indemnified Party (such notified Party, the “Indemnifying Party”); provided, that the failure to give such Notice of Claim shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have thirty (30) days after receipt of such notice to assume the conduct and control of the defense thereof through counsel reasonably acceptable to the Indemnified Party and at the expense of the Indemnifying Party, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that the Indemnifying Party shall conduct such defense in an active and diligent manner and in good faith; provided, further, that the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by such Indemnified Party (the fees and expenses of such counsel shall be borne by such Indemnified Party). The assumption and control of the settlement or defense of such Third Party Claim shall be deemed to be an acceptance and assumption of the liability of such Third Party Claim by the Indemnifying Party for which the Indemnifying Party is liable hereunder. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall not pay or settle any such claim; provided, however, that, notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any claim that has matured by an Order, unless an appeal is duly taken therefrom and exercise thereof has been stayed, nor will it be required to refrain from paying any claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. If the Indemnifying Party elects to conduct the defense and settlement of a Third Party Claim, then the Indemnified Party shall have the right to pay or settle such Third Party Claim. If the Indemnifying Party does not notify the Indemnified Party within thirty (30) days after the receipt of the Indemnified Party’s Notice of Claim hereunder that it elects to undertake the defense thereof, such failure to notify shall be deemed an election not to defend the same and the Indemnified Party shall have the right to contest, settle or compromise the claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement. The Indemnifying Party shall not enter into any settlement with respect to a Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or consent (A) does not involve any finding or admission of any violation of applicable Law or admission of any wrongdoing by the Indemnified Party; (B) includes an unconditional release of the Indemnified Party from all liability arising out of such Third Party Claim; and (C) includes monetary damages as the sole relief thereunder. Notwithstanding the foregoing, the Indemnifying Party will not be entitled to control, and the Indemnified Party will be entitled to have control over, the defense or settlement of any Third Party Claim (and the cost of such defense and any Losses with respect to such Third Party Claim shall constitute an amount for which the Indemnified Party is entitled to indemnification hereunder) if: (i) the Third Party Claim relates to, arises from or involves a criminal or quasi-criminal Action; (ii) if the Third Party Claim seeks injunctive relief or other equitable remedies or nonmonetary relief against the Indemnified Party; (iii) the Indemnified Party has been advised in writing by legal counsel that a conflict of interest exists which, under applicable principles of legal ethics, would prohibit a single legal counsel from representing both the Indemnified Party and the Indemnifying Party in such Third Party Claim or there may be legal defenses to the Indemnifying Party which are different from or additional to those available to the Indemnified Party; or (iv) the Third Party Claim is brought by any Governmental Entity or involves a significant then-current customer of the Indemnified Party.

(b) All of the PARTIEs shall reasonably cooperate in the defense or prosecution of any Third Party Claim in respect of which indemnity may be sought hereunder, including keeping the other PARTIEs reasonably informed of the status of such Third Party Claim and any related actions at all stages thereof.

Section 8.4 Limitations on Indemnification Obligations. The rights of the Holdings Indemnitees and the SELLER Indemnitees to indemnification pursuant to the provisions of Section 8.2 are subject to the following limitations:

(a) notwithstanding anything to the contrary contained in this Agreement;

(i) neither the Basket nor the General Reps Cap shall apply to (1) any indemnification claim made by any Holdings Indemnitee with respect to any breach of any Fundamental Representation, (2) any claim of bad faith, fraud, intentional misrepresentation or willful misconduct (collectively, “Fraud Claims”) or (3) any indemnification claim pursuant to Section 8.2.

(ii) except as otherwise expressly set forth in this Agreement, the maximum aggregate amount that the Holdings Indemnitees may recover from SELLERs with respect to any and all Losses resulting from breaches or inaccuracies of Fundamental Representations or pursuant to Section 8.2(a)(ii), provided, further, that the maximum aggregate amount that the Holdings Indemnitees may recover from a particular SELLER with respect to any and all Losses resulting from breaches or inaccuracies of Fundamental Representations or pursuant to Section 8.2(a)(ii), shall not exceed the value of the Units issued to such SELLER at Closing; and

(iii) for purposes of determining the amount of Losses with respect to, and for the purposes of determining the existence of, any breach of a representation and warranty contained in ARTICLE 3 or ARTICLE 4 or any Ancillary Document in connection with SELLERs’ indemnification obligations under this ARTICLE 8 all of the representations and warranties set forth in ARTICLE 3 or in ARTICLE 4 or in any Ancillary Document that are qualified by materiality, Company Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(b) The amount of any and all Losses shall be determined net of any amounts recovered and actually received by the Holdings Indemnitees under insurance policies or from other collateral sources (such as contractual indemnities of any Person which are contained outside of this Agreement) with respect to such Losses (net of any costs of collection, including any co-payment or deductible, and that portion of any premium increase or replacement insurance policy resulting from the assertion of such claim attributable to such recovery or Losses).

(c) Notwithstanding anything herein to the contrary, the representations, warranties and covenants set forth herein, and the Holdings Indemnitees’ right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation, inquiry or examination made for or on behalf of such Holdings Indemnitees, or by reason of the fact that such Holdings Indemnitee or any of its representatives knew or should have known at any time that any such representation, warranty or covenant is, was or might be inaccurate, or by reason of the acceptance by such Holdings Indemnitees of any certificate or opinion thereunder.

(d) Without limiting the limitations on indemnification rights and obligations elsewhere in this ARTICLE 8, with respect to any claim for indemnification that is pending or unresolved at the time any payment is due from Holdings under this Agreement, Holdings shall have the right, at its election and in addition to other rights and remedies (whether under this Agreement or applicable Law), to (i) subject to the terms and conditions of this Agreement, seek indemnification from SELLERs with respect to such claims, (ii) to redeem any SELLER Units then held by the applicable SELLERs having an aggregate value (based on the value given to the Units at Closing) equal to the aggregate amount of the applicable claim for indemnification or (iii) withhold from any payment owing to SELLERs under this Agreement in an amount equal to the amount of the claim (provided it has been or is then asserted in good faith and in writing against SELLERs in accordance with the provisions hereof) until such matters are resolved by mutual agreement or by a final, non-appealable judgment. If it is finally determined by mutual agreement or by a final, non- appealable judgment that SELLERs are required to indemnify the Holdings Indemnitees pursuant to this ARTICLE 8, the amount of such claims may be

(i) set-off against the withheld payments and the remainder of such withheld payments, if any, shall be delivered pursuant to this Agreement or

(ii) paid by the redemption of SELLER Units then held by the SELLERs having an aggregate value (based on the value given to the Units at Closing) equal to the aggregate amount of any such indemnification claim. Nothing in this Section 8.4(d) shall be construed as limiting the liability of SELLERs under this ARTICLE 8, nor shall amounts set-off against or withheld from any payment hereunder or paid pursuant to the redemption of any Units be considered as liquidated damages for any breach under this Agreement or any other agreement contemplated hereby.

Section 8.5 Treatment of Indemnity Payments. All payments made on behalf of SELLERs to or for the benefit of Holdings Indemnitees pursuant to this ARTICLE 8 shall be treated as adjustments to the Purchase Price for Tax purposes, unless otherwise required by Law, and such agreed treatment shall govern for purposes of this Agreement.

Section 8.6 Manner of Payment; Escrow Release. If a Holdings Indemnitee is entitled to indemnification following final determination of an indemnification claim, such Holdings Indemnitee may, at such Holdings Indemnitee’s election, recover such Losses (i) directly from SELLERs, in which case SELLERs shall make all such payments by wire transfer of immediately available funds on or prior to the third (3) Business Day following the final determination of the applicable indemnification claim (based on the value given to the Units at Closing) or (ii) (ii) pursuant to the redemption of SELLER Units then held by SELLERs having an aggregate value equal to the aggregate amount of any such indemnification claim.

ARTICLE 9
MISCELLANEOUS

Section 9.1 Entire Agreement; Assignment. This Agreement and the Ancillary Documents (a) constitute the entire agreement among the PARTIES with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the PARTIES with respect to the subject matter hereof and (b) shall not be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of Holdings and the SELLERs Representative; provided that Holdings may (i) assign this Agreement and the Ancillary Documents to any of its Affiliates or (ii) collaterally assign this Agreement and the Ancillary Documents to any of its lenders. Any attempted assignment of this Agreement not in accordance with the terms of this Section 9.1 shall be void.

Section 9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt or confirmation of receipt, as applicable) by delivery in person, E-mail (but only if not later than two (2) Business Days thereafter such notice is confirmed in writing and delivered via one of the other methods described in this Section 9.2), or by registered or certified mail (postage prepaid, return receipt requested) to the other PARTIES as follows:

To Holdings or to any Company:

Verus International, Inc.
9841 Washingtonian Blvd. Suite 390

Gaithersburg, MD 20878

Attention: Anshu Bhatnagar

E-mail: ab@verusfoods.com

with a copy (which shall not constitute notice to Holdings) to:

Sheppard Mullin Richter and Hampton LLP
30 Rockefeller Plaza
New York, NY 10112-0015
Attention: Andrea Cataneo
E-mail: acataneo@sheppardmullin.com

To SELLERs or the SELLERs Representative:

Rodrigo Nicolau dos Santos Nogueira

Rua Padre Agostinho, 2009, apt. 2001

Curitiba-PR-Brazil-CEP 80710-000

E-mail: rn@rnnogueira.com

with a copy (which shall not constitute notice to SELLERs or the SELLERs Representative) to:

Baril & Advogados Associados

Rua Acyr Guimarães, 222, 11o andar

Curitiba-PR-Brazil, CEP 80240-230

Attention: Natan Baril
E-mail: natan@bbb.adv.br

or to such other address as the Party to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

Section 9.3 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware.

Section 9.4 Fees and Expenses. Except as otherwise set forth in this Agreement, all fees and expenses incurred in connection with this Agreement and the Transactions, including the fees and disbursements of counsel, financial advisors and accountants, shall be paid by the Party incurring such fees or expenses.

Section 9.5 Construction; Interpretation. The term “this Agreement” means this Agreement together with the Schedules and Exhibits hereto, as the same may from time to time be amended, modified, supplemented or restated in accordance with the terms hereof. The headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement. No Party, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions hereof, and all provisions of this Agreement shall be construed according to their fair meaning and not strictly for or against any Party. Unless otherwise indicated to the contrary herein by the context or use thereof: (i) the words, “herein,” “hereto,” “hereof” and words of similar import refer to this Agreement as a whole, including the Schedules and exhibits, and not to any particular section, subsection, paragraph, subparagraph or clause contained in this Agreement; (ii) masculine gender shall also include the feminine and neutral genders, and vice versa; (iii) words importing the singular shall also include the plural, and vice versa; (iv) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation”; (v) references to “$” or “dollar” or “US$” shall be references to United States dollars and (vi) the term “made available” and words of similar import mean that the relevant documents, instruments or materials were posted and made available to the other party on the electronic data site maintained by the disclosing party in connection with the Transactions.

Section 9.6 Exhibits and Schedules. All Exhibits and Schedules, or documents expressly incorporated into this Agreement, are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement. Any item disclosed in any Schedule referenced by a particular section in this Agreement shall be deemed to have been disclosed with respect to every other section in this Agreement if the relevance of such disclosure to such other section is reasonably apparent. The specification of any dollar amount in the representations or warranties contained in this Agreement or the inclusion of any specific item in any Schedule is not intended to imply that such amounts, or higher or lower amounts or the items so included or other items, are or are not material, and no party shall use the fact of the setting of such amounts or the inclusion of any such item in any dispute or controversy as to whether any obligation, items or matter not described herein or included in a Schedule is or is not material for purposes of this Agreement.

Section 9.7 PARTIES in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party and its successors, heirs, executors and permitted assigns and, except as provided in ARTICLE 8 and Section 6.4, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.8 Severability. If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.

Section 9.9 Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.10 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION, OR CAUSE of action (i) arising under this Agreement or (ii) in any way connected with or related or incidental to the dealings of the Parties in respect of this Agreement or any of the transactions related hereto, in each case, whether now existing or hereafter arising, and whether in contract, tort, equity, or otherwise. Each Party hereby further agrees and consents that any such claim, demand, action, or cause of action shall be decided by court trial without a jury and that the Parties may file a copy of this Agreement with any court as written evidence of the consent of the Parties to the waiver of their right to trial by jury.

Section 9.11 Jurisdiction and Venue. Each of the PARTIES (i) submits to the exclusive jurisdiction, in any Action arising out of or relating to this Agreement, of the Delaware Court of Chancery, or in the event (but only in the event) that such court does not have jurisdiction over such Action, the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such Action may be heard and determined in any such court and (iii) agrees not to bring any Action arising out of or relating to this Agreement in any other court. Each of the PARTIEs waives any defense of inconvenient forum to the maintenance of any Action so brought and waives any bond, surety or other security that might be required of any other Party with respect thereto. Each Party agrees that service of summons and complaint or any other process that might be served in any Action may be made on such Party by sending or delivering a copy of the process to the Party to be served at the address of the Party and in the manner provided for the giving of notices in Section 9.2. Nothing in this Section 9.11, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law. Each Party agrees that a final, non-appealable judgment in any Action so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law.

Section 9.12 Remedies. Except as set forth in Section 6.2, and except for remedies that cannot be waived as a matter of Law, the indemnification provisions set forth in ARTICLE 8 are the exclusive post-Closing remedies with respect to the liability for Losses of each of the SELLERs or Holdings for any breach, inaccuracy or nonfulfillment of any representation, warranty or covenant contained in this Agreement, provided, however, that nothing herein shall preclude any Party from seeking any remedy in connection with any Fraud Claim or any Party’s right to seek and obtain any equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. Notwithstanding anything in this Agreement, nothing in this Agreement will limit the PARTIES rights and remedies pursuant to the Ancillary Documents. The PARTIES agree that irreparable damage for which monetary damages, even if applicable, would not be an adequate remedy, would occur in the event that the PARTIES hereto do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. Each of the PARTIES agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other PARTIES have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity.

Section 9.13 Amendment. This Agreement may be amended or modified only by a written agreement executed and delivered by a duly authorized officer of Holdings and the SELLERs’ Representative. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any Party or PARTIES effected in a manner which does not comply with this Section 9.13 shall be void.

Section 9.14 Extension; Waiver. The SELLERs Representative (on behalf of SELLERs) may (a) extend the time for the performance of any of the obligations or other acts of Holdings contained herein, (b) waive any inaccuracies in the representations and warranties of Holdings contained herein or in any document, certificate or writing delivered by Holdings pursuant hereto or (c) waive compliance by Holdings with any of the agreements or conditions contained herein. Holdings may (i) extend the time for the performance of any of the obligations or other acts of any Company, any SELLER or the SELLERs Representative contained herein, waive any inaccuracies in the representations and warranties of any Company or any SELLER contained herein or in any document, certificate or writing delivered by any Company or any SELLER pursuant hereto or (iii) waive compliance by any Company, any SELLER or the SELLERs Representative with any of the agreements or conditions contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such waiving Party. The failure of any Party to assert any of its rights hereunder shall not constitute a waiver of such rights or of any other preceding or subsequent default or right to enforce or waive the same, and any extension or waiver granted by any Party pursuant to this Section 9.14, shall constitute a one-time extension or waive (unless expressly stated to the contrary therein) and shall affect such waiving Party’s rights with respect to the occurrence or non-occurrence of any other event or action.

Section 9.15 SELLERs Representative.

(a) SELLERs hereby irrevocably appoint the SELLERs Representative as the representative, agent, proxy, and attorney in fact (coupled with an interest) for all SELLERs for all purposes under this Agreement including the full power and authority on SELLERs’ behalf: (i) to consummate the transactions contemplated under this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith, (ii) to negotiate claims and disputes arising under, or relating to, this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (including, for the avoidance of doubt, claims for indemnification under ARTICLE 8), (iii) to receive and disburse to, or caused to be received or disbursed to, any SELLER any funds received on behalf of such SELLER under this Agreement or otherwise, (iv) to withhold any amounts received on behalf of any SELLER pursuant to this Agreement or to satisfy (on behalf of the SELLER) any and all obligations or liabilities of any SELLER or the SELLERs Representative in the performance of any of their commitments hereunder (including, the satisfaction of payment obligations (on behalf of SELLERs) in connection with the indemnification of Holdings under ARTICLE 8), (v) to execute and deliver any amendment or waiver to this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith (without the prior approval of any SELLER), and (vi) to take all other actions to be taken by or on behalf of any SELLER in connection with this Agreement and the other agreements, instruments, and documents contemplated hereby or executed in connection herewith. Such agency and proxy are coupled with an interest, are therefore irrevocable without the consent of the SELLERs Representative and shall survive the death, incapacity, bankruptcy, dissolution or liquidation of each SELLER. All decisions and actions by the SELLERs Representative shall be binding upon each SELLER, and no SELLER shall have the right to object, dissent, protest or otherwise contest the same. The SELLERs Representative shall have no duties or obligations hereunder, including any fiduciary duties, except those set forth herein, and such duties and obligations shall be determined solely by the express provisions of this Agreement.

(b) The SELLERs Representative shall be indemnified, held harmless and reimbursed by each SELLER severally (based on each SELLER’s Ownership Percentage), and not jointly, against all costs, expenses (including reasonable attorneys’ fees), judgments, fines and amounts paid or incurred by the SELLERs Representative in connection with any claim, action, suit or proceeding to which the SELLERs Representative or such other Person is made a party by reason of the fact that it is or was acting as the SELLERs Representative pursuant to the terms of this Agreement (including, the satisfaction of payment obligations (on behalf of SELLERs) in connection with the indemnification of Holdings under ARTICLE 8). Any and all amounts paid or incurred by the SELLERs Representative in connection with any claim, action, suit or proceeding to which the SELLERs Representative or such other Person is made a party by reason of the fact that it is or was acting as the SELLERs Representative pursuant to the terms of this Agreement are on behalf of SELLERs (and, not for the avoidance, on behalf of the SELLERs Representative in any other capacity, as a SELLER or otherwise).

(c) The SELLERs Representative shall not incur any liability to any SELLER by virtue of the failure or refusal of the SELLERs Representative for any reason to consummate the transactions contemplated hereby or relating to the performance of their duties hereunder, except for actions or omissions constituting fraud. The SELLERs Representative shall have no liability in respect of any action, claim or proceeding brought against it by any SELLER, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether sounding in contract or tort, or whether at law or in equity, or otherwise, if the SELLERs Representative took or omitted taking any action in good faith.

(d) If the SELLERs Representative pays or causes to be paid any amounts (on behalf of SELLERs) in connection with any obligation or liability of a SELLER in connection with the transactions contemplated hereby (including, the indemnification of Holdings under ARTICLE 8) any such payments and the reasonable expenses of the SELLERs Representative incurred in administering or defending the underlying dispute or claim may be reimbursed, when and as incurred, by SELLERs based on such SELLER’s Ownership Percentage (and, if not so reimbursed by SELLERs, the SELLERs Representative shall be indemnified, held harmless and reimbursed by each SELLER severally (based on the Ownership Percentage for each SELLER), and not jointly, for such amount(s)). The SELLERs Representative may, in its sole and absolute discretion, distribute, or caused to be distributed, any or all of the funds received or held by it on behalf of SELLERs to one or more SELLERs at any time after the date hereof, which such distribution(s) of funds may be different (i.e., with respect to amount, timing, conditionality or otherwise) for each SELLER. Upon full reimbursement of all expenses, costs, obligations or liabilities incurred by the SELLERs Representative in the performance of its duties hereunder, the SELLERs Representative shall distribute, or caused to be distributed, all remaining funds held by it on behalf of SELLERs to SELLERs.

(e) Notwithstanding anything to the contrary set forth herein, the SELLERs Representative and its Affiliates shall not be liable for any Loss to any SELLER for any action taken or not taken by the SELLERs Representative or for any act or omission taken or not taken in reliance upon the actions taken or not taken or decisions, communications or writings made, given or executed by Holdings.

(f) In the event the SELLERs Representative becomes unavailable or unwilling to continue as the representative of SELLERs, the SELLERs Representative may resign and be discharged from the duties or obligations hereunder by giving a written and dated resignation sent concurrently to each of Holdings and SELLERs, specifying not less than ten (10) days prior notice of the date when such resignation will take effect. In the event of such a resignation, SELLERs shall appoint a new representative.

(g) Holdings and its Affiliates shall have the right to rely upon all actions taken or omitted to be taken by the SELLERs Representative pursuant to this Agreement and the Escrow Agreement, all of which actions or omissions shall be legally binding upon SELLERs, and upon any notices, communications or determinations by or from the SELLERs Representative as being authorized and given by SELLERs.

Section 9.16 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 9.17 Post Closing Items. The PARTIES commit to begin the following efforts immediately upon closing of this Agreement and conclude this effort as soon as reasonably possible and practical:

(a) The PARTIES will use commercially reasonable efforts to define and implement the most effective tax and corporate structure, considering operations in Brazil and the United Sates and the corresponding tax and commercial implications over the PARTIES, not excluding the possibility for the SELLER to retain a minimum percentage of the Brazilian corporate structure (if commercially reasonable and agreed to be the PARTIES).

(b) The PARTIES will use commercially reasonable efforts to draft and finalize the Holdings, LLC Operating Agreement and any other required agreements as determined and required by the PARTIES.

(c) For closing under this Contribution and Sale Agreement, “unaudited” financials are adequate, however, the BUYER may require, and the SELLER agrees to provide upon request by BUYER, 2 prior years of audited financials within 75 days of closing under this Contribution and Sale Agreement for SEC reporting requirements. The related audit services costs shall be supported and paid by Holdings before any distributions are made pursuant to Section 2.5 above.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Equity Purchase Agreement to be duly executed on its behalf as of the day and year first above written.

“Companies”	SOUTH ENTERPRISE, LLC

By:
Name:
Title:

NUTRIBRANDS, LTDA

By:
Name:
Title:

“Holdings”	NUTRIBRANDS HOLDINGS, LLC

By:
Name:
Title:

“SELLERs Representative”
By:
	Name:	Rodrigo Nogueira

“SELLERs”	By:
Name:

By:
Name:

By:
Name:

Schedule A

Key Employees

Name	Position	Headquarters
Rodrigo Nogueira	Chief Executive Officer	Brazil | USA
Thiago Zella	Chief Operating Officer	Brazil
Alfred Giler	Chief Operating Officer	USA

Schedule B

Business Plan

5 Years

PROFIT AND LOSS FORECAST

Nutribrand Group

	Revenue (USD .000)	Y.0		Y.1		Y.2		Y.3		Y.4		Y.5		5 YEARS	
+	**Sales**	**$ -**	**0%**	**$ 18.438**	100%	**$ 42.240**	100%	**$ 69.740**	100%	**$ 100.994**	100%	**$ 135.583**	100%	**$ 366.996**	100%
-	Sales Direct Deductions (Reduction)	$ -	0%	$ 1.216	7%	$ 2.327	6%	$ 3.413	5%	$ 4.693	5%	$ 6.195	5%	$ 17.845	5%
-	Sales Discounts (Reduction)	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%
-	Sales Taxes (Reduction)	$ -	0%	$ 1.669	9%	$ 3.778	9%	$ 6.134	9%	$ 8.797	9%	$ 11.527	9%	$ 31.905	9%
=	**Net Sales**	**$ -**	**0%**	**$ 15.553**	84%	**$ 36.135**	86%	**$ 60.193**	86%	**$ 87.504**	87%	**$ 117.861**	87%	**$ 317.246**	86%
-	**Cost of Goods Sold**	$ -	0%	$ 5.895	32%	$ 11.942	28%	$ 19.449	28%	$ 28.015	28%	$ 37.552	28%	$ 102.853	28%
=	**Gross Profit**	**$ -**	**0%**	**$ 9.659**	52%	**$ 24.193**	57%	**$ 40.744**	58%	**$ 59.489**	59%	**$ 80.309**	59%	**$ 214.393**	58%

	Expenses	Y.0		Y.1		Y.2		Y.3		Y.1		Y.1		5 YEARS	
-	Marketing	$ -	0%	$ 2.955	16%	$ 8.784	21%	$ 13.590	19%	$ 16.951	17%	$ 21.024	16%	$ 63.303	17%
-	Logistics	$ -	0%	$ 1.253	7%	$ 1.945	5%	$ 2.768	4%	$ 3.699	4%	$ 4.719	3%	$ 14.384	4%
-	Human Resources	$ -	0%	$ 1.769	10%	$ 4.024	10%	$ 6.277	9%	$ 8.496	8%	$ 10.643	8%	$ 31.208	9%
-	General Expenses	$ 1.170	0%	$ 1.783	10%	$ 1.931	5%	$ 2.364	3%	$ 2.800	3%	$ 3.226	2%	$ 13.274	4%
-	Amortization	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%
-	Depreciation	$ -	0%	$ -	0%	$ 62	0%	$ 136	0%	$ 200	0%	$ 254	0%	$ 652	0%
=	**SG&A Expenses**	**$ 1.170**	**0%**	**$ 7.759**	42%	**$ 16.746**	40%	**$ 25.133**	36%	**$ 32.145**	32%	**$ 39.867**	29%	**$ 122.821,79**	33%
=	**EBITDA** (Earnings Before Interest, Tax, Depr	**$ (1.170)**	0%	**$ 1.899**	10%	**$ 7.509**	18%	**$ 15.746**	23%	**$ 27.543**	27%	**$ 40.696**	30%	**$ 92.224**	25%
%	*EBITDA (%)*	*0%*	0%	*10%*	0%	*18%*	0%	*23%*	0%	*27%*	0%	*30%*	0%	*25%*	0%
=	**EBIT (Earnings Before Interest Taxes)**	**$ (1.170)**	0%	**$ 1.899**	10%	**$ 7.447**	18%	**$ 15.611**	22%	**$ 27.343**	27%	**$ 40.442**	30%	**$ 91.572**	25%
%	*EBIT (%)*	*0%*	0%	*10%*	0%	*18%*	0%	*22%*	0%	*27%*	0%	*30%*	0%	*25%*	0%
-	Interest Expense	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%
-	Income Tax Expense	$ -	0%	$ 421	2%	$ 983	2%	$ 1.632	2%	$ 2.369	2%	$ 3.183	2%	$ 8.588	2%
=	**Net Income**	**$ (1.170)**	**0%**	**$ 1.478**	8%	**$ 6.464**	15%	**$ 13.979**	20%	**$ 24.975**	25%	**$ 37.259**	27%	**$ 82.984**	23%
-	**Capex**	$ -	0%	$ 87,74	0%	$ 854	2%	$ 843	1%	$ 830	1%	$ 52	0%	$ 2.667	1%
-	Additional Working Capital	$ 2.947	0%	$ 308	2%	$ 3.925	9%	$ 4.814	7%	$ 5.690	6%	$ 6.331	5%	$ 24.015	7%
-	Interest Expense	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%
+	Depreciation	$ -	0%	$ -	0%	$ 62	0%	$ 136	0%	$ 200	0%	$ 254	0%	$ 652	0%
+	Amortization	$ -	**0%**	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%	$ -	0%
=	**Free Cash Flow to Firm (FCFF)**	**$ (4.117)**	**0%**	**$ 1.082**	6%	**$ 1.746**	4%	**$ 8.458**	12%	**$ 18.655**	18%	**$ 31.130**	23%	**$ 56.953**	16%

Schedule C

Transaction Fee Listing

	1st Tranche	2nd Tranche	Total	%
Fees	$500	$500	$1.000	100%
Sentegrity | 5%	$175	$175	$350	35%
Baril | 8%	$280	$280	$560	56%
Baril | Fixed	$45	$45	$90	9%
Total	$500	$500	$1.000	100%

DISCLOSURE SCHEDULES

Company Schedule	Title

Schedule 2.4(a)(ii)	Seller’s Allocation of Units in Holdings
Schedule 3.1(b)	Company address and other Company names (if any)
Schedule 3.1 (c)	Current Officers and Managers of Company including position
Schedule 3.2	All equity securities and equity holders (with beneficial interests)
Schedule 3.2(b)	[list any securities described in Section 3.2(b)]
Schedule 3.4	Copies of financial statements
Schedule 3.4 (c)	Exceptions for financial statements (if any)
Schedule 3.4(f)	Liabilities not on balance sheet
Schedule 3.5	Consents and Approvals
Schedule 3.6(a)	Material Contracts
Schedule 3.6(b)	Summary of Material Contracts
Schedule 3.7	Absence of Changes – see description in text
Schedule 3.8	Litigation
Schedule 3.9	Compliance with Laws
Schedule 3.10(a)	Employee Plans
Schedule 3.10(b)
Schedule 3.10(c)
Schedule 3.11	Environmental Matters
Schedule 3.12 (a)	Intellectual Property
Schedule 3.12 (e)	Ownership of Intellectual Property
Schedule 3.12(i)	IP Licenses
Schedule 3.12(k)	Owned Computer Hardware and Software
Schedule 3.12(o)	Open Source
Schedule 3.13	Labor Matters
Schedule 3.14	Insurance
Schedule 3.15	Tax Matters
Schedule 3.17(a)	Real Property
Schedule 3.17(b)	Personal Property
Schedule 3.18	Transactions with Affiliates
Schedule 3.19(a)	Material Customers
Schedule 3.19(b)	Material Suppliers
Schedule 3.22	Bank Accounts

Seller Schedule

Schedule 4.2	Consents and Approvals; No Violations